LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT



by and among



DATA GENERAL CORPORATION,

as Borrower,


THE LENDERS FROM TIME TO TIME PARTY HERETO,


and


NATIONSBANK OF TEXAS, NATIONAL ASSOCIATION,

as Agent




December 21, 1994

TABLE OF CONTENTS



ARTICLE I

Definitions and Terms

1.01  Definitions  1
1.02  Accounting Terms 14
1.03  Terms Consistent 14

ARTICLE II

Letters of Credit

2.01  Letters of Credit 14
2.02  Reimbursement 15
2.03  Letter of Credit and Commitment Fees 18
2.04  Other Fees 19
2.05  Reductions; Cancellation 19

ARTICLE III

Yield Protection

3.01  Additional Costs 19
3.02  Taxes 21

ARTICLE IV

Conditions to Issuing
Letters of Credit

4.01  Conditions of Initial Issuance of
      Letters of Credit 22
4.02  Conditions of Letters of Credit 24


ARTICLE V

Representations and Warranties

5.01  Representations and Warranties 25

ARTICLE VI

Affirmative Covenants

6.01  Financial Reports, Etc. 32
6.02  Maintain Properties 33
6.03  Existence, Qualification, Etc. 33
6.04  Regulations and Taxes 33
6.05  Insurance 34
6.06  True Books; Right of Inspection 34


6.07  Pay Indebtedness to Lenders and Perform Other Covenants 34
6.08  Observe all Laws 34
6.09  Covenants Extending to Subsidiaries 34
6.10  Officer's Knowledge of Default 34
6.11  Notice of Suits or Other Proceedings 35
6.12  Notice of Discharge of Hazardous Material or
      Environmental Complaint 35
6.13  Environmental Compliance 35
6.14  Indemnification 35
6.15  Further Assurances 35
6.16  Benefit Plans 36
6.17  Intellectual Property 36
6.18  Continued Operations 36
6.19  Use of Letters of Credit 36

ARTICLE VII

Negative Covenants

7.01  Consolidated Total Debt Ratio 37
7.02  Consolidated Interest Coverage Ratio 37
7.03  Consolidated Tangible Net Worth 37
7.04  Consolidated Cash and Marketable Securities 37
7.05  Indebtedness 37
7.06  Liens 38
7.07  Investments; Acquisitions 39
7.08  Merger or Consolidation 40
7.09  Transactions with Affiliates 40
7.10  Benefit Plans 40
7.11  Fiscal Year 41
7.12  Dividends, Redemptions and Other Payments 41
7.13  Rental Obligations 41
7.14  Sale and Lease-Backs 41
7.15  Speculative Transactions 41

ARTICLE VIII

Events of Default and Acceleration

8.01  Events of Default 42
8.02  Agent to Act 46
8.03  Cumulative Rights 46
8.04  No Waiver 46
8.05  Allocation of Proceeds 46


ARTICLE IX

The Agent

9.01  Appointment 47
9.02  Attorneys-in-fact 47
9.03  Limitation on Liability 48
9.04  Notice to Lenders. 48
9.05  Reliance 48
9.06  Notice of Default 49
9.07  No Representations 49
9.08 Indemnification 49
9.09 Lender 50
9.10 Resignation 50
9.11 Sharing of Payments, etc. 51

ARTICLE X

Miscellaneous

10.01 Assignments and Participations 51
10.02 Notices 54
10.03 Setoff 55
10.04 Survival 55
10.05 Expenses 55
10.06 Amendments; Waivers 56
10.07 Confidentiality 57
10.08 Counterparts 57
10.09 Termination 58
10.10 Indemnification 58
10.11 Headings and References 59
10.12 Severability 59
10.13 Entire Agreement 59
10.14 Agreement Controls 59
10.15 Governing Law 59
10.16  Waivers 60
EXHIBIT A  Letter of Credit Commitments A1
EXHIBIT B  Form of Assignment and Acceptance B1
EXHIBIT C Notice of Appointment (or Revocation) of Authorized Representative C1 EXHIBIT D Form of Opinion of Counsel to Borrower D1
EXHIBIT E  Form of Compliance Certificate E1

Schedule 1  Outstanding Letters of Credit SCH1
Schedule 5.01(d)       Subsidiaries SCH2
Schedule 5.01(f)       Liens SCH3
Schedule 5.01(p)       Hazardous Materials SCH4


LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT


       THIS LETTER OF CREDIT AND REIMBURSEMENT AGREEMENT, dated as of December 21, 1994 (the "Agreement"), is made by and among:

       DATA GENERAL CORPORATION, a Delaware corporation having its principal place of business in Westboro, Massachusetts (the "Borrower");

       Each lender executing and delivering a signature page hereto and each other lender which may hereafter execute and deliver an instrument of assignment with respect to this Agreement pursuant to Section 10.01 hereof (hereinafter such lenders may be referred to individually as a "Lender" or collectively as the "Lenders"); and

       NATIONSBANK OF TEXAS, NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America ("NationsBank"), in its capacity as agent for the Lenders (in such capacity, and any successor appointed in accordance with the terms of Section
9.09 hereof, the "Agent");

W I T N E S S E T H:

       WHEREAS, the Borrower has requested that the Lenders make available to it a letter of credit facility of up to $30,000,000, for general corporate purposes; and

       WHEREAS, the Lenders are willing to make such facility available to the Borrower upon the terms and conditions set forth herein;

       NOW, THEREFORE, the Borrower, the Lenders and the Agent hereby agree as follows:




       1.01 For the purposes of this Agreement, in addition to the definitions set forth above, the following terms shall have the respective meanings set forth below:

       "Affiliate" means a Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Borrower; (ii) which beneficially owns or holds 20% or more of any class of the outstanding voting stock (or in the case of a Person which is not a corporation, 20% or more of the equity interest) of the Borrower; or (iii) 20% or more of any class of the outstanding voting stock (or in the case of a Person which is not a corporation, 20% or more of the equityinterest) of which is beneficially owned or held by the Borrower. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting stock, by contract or otherwise;

       "Applicable Commitment Percentage" means, at any time for each Lender with respect to the Letter of Credit Facility (including its Participations and its obligations hereunder to NationsBank to acquire Participations), a fraction (expressed as a percentage), (A) the numerator of which shall be the amount of such Lender's Letter of Credit Commitment at such date of determination (which Letter of Credit Commitment for each Lender as of the Closing Date is set forth in Exhibit A attached hereto and incorporated herein by reference), and (B) the denominator of which shall be the Total Letter of Credit Commitment at such date of determination; provided that each Applicable Commitment Percentage of each Lender shall be increased or decreased to reflect any assignments to or by such Lender effected in accordance with Section 10.01 hereof;

       "Applications for Letters of Credit" means, collectively, the applications and agreements for Letters of Credit executed by the Borrower from time to time and delivered to NationsBank to request and support the issuance of Letters of Credit;

       "Assignment and Acceptance" means an Assignment and Acceptance substantially in the form of Exhibit B attached hereto and incorporated herein by reference (with blanks appropriately filled in) delivered to the Agent in connection with an assignment of a Lender's interest under this Agreement pursuant to Section 10.01 hereof;

       "Authorized Representative" means any of the Chief Executive Officer, Chief Financial Officer, Treasurer and Controller of the Borrower or any other person expressly designated by the Chief Financial Officer or the Treasurer of the Borrower as an Authorized Representative of the Borrower, as set forth from time to time in a certificate in the form attached hereto as Exhibit C and incorporated herein by reference;

       "Base Rate" means the greater of (i) the Prime Rate or (ii) the Federal Funds Effective Rate plus one-half of one percent (.5%), each change in such Base Rate to be effective as of the effective date of any change in the Prime Rate or the Federal Funds Effective Rate giving rise thereto;

       "Board" means the Board of Governors of the Federal Reserve System (or any successor body);

       "Business Day" means any day which is not a Saturday, Sunday or a day on which banks in the State of New York or State of North Carolina are authorized or obligated by law, executive order or governmental decree to be closed;

       "Capital Leases" means all leases which have been or should be capitalized in accordance with Generally Accepted Accounting Principles, including Statement No. 13 of the Financial Accounting Standards Board and any successor thereof, applied on a Consistent Basis;

       "Closing Date" means the date as of which this Agreement is executed by the Borrower, the Lenders and the Agent and on which the conditions set forth in
Section 4.01 hereof have been satisfied;

       "Code" means the Internal Revenue Code of 1986, as amended, any successor provision or provisions and any regulations promulgated thereunder;

       "Commercial Letter of Credit" means an irrevocable documentary letter of credit issued hereunder for the account of the Borrower;

       "Commitment Termination Date" means the earliest to occur of (i) December 20, 1995 (364 days after the Closing Date), or (ii) the date of termination of Lenders' obligations pursuant to Section 8.01 hereof upon the occurrence of an Event of Default, or (iii) such date as the Borrower may voluntarily and permanently terminate the Letter of Credit Facility by causing all Obligations of the Borrower to NationsBank and the Lenders to be Fully Satisfied and terminating all obligations of NationsBank and the Lenders with respect to Letters of Credit and Participations;

       "Consistent Basis" in reference to the application of Generally Accepted Accounting Principles means the accounting principles observed in the period referred to are comparable in all material respects to those applied in the preparation of the audited financial statements of the Borrower referred to in
Section 5.01(e)(i) hereof;

       "Consolidated Interest Coverage Ratio" means, with respect to the Borrower and its Subsidiaries for the Four-Quarter Period ending immediately prior to the date of computation thereof, the ratio of Consolidated Operating Cash Flow during such Four-Quarter Period to Consolidated Interest Expense during such Four-Quarter Period;

       "Consolidated Interest Expense" means, for any period of computation thereof, the gross interest expense of the Borrower and its Subsidiaries, including without limitation (i) the amortization of debt discounts, (ii) the amortization of all fees (including, without limitation, fees payable in respect of Rate Hedging Obligations) payable in connectionwith the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments made in connection with Capital Leases allocable to interest expense, all determined on a consolidated basis in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis;

       "Consolidated Net Income" means, for any period of computation thereof, the gross revenues from operations of the Borrower and its Subsidiaries (including interest income from investments), less all operating and non-operating expenses of the Borrower and its Subsidiaries including taxes on income, all determined on a consolidated basis in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis, but excluding as income (i) net gains on the sale, conversion or other disposition of capital assets, net gains on the acquisition, retirement, sale or other disposition of capital stock and other securities of the Borrower or its Subsidiaries, and net gains on the collection of proceeds of life insurance policies, (ii) any write-up of any asset, and (iii) any other net gain or credit of an extraordinary nature, all determined in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis;

       "Consolidated Operating Cash Flow" means, with respect to the Borrower and its Subsidiaries for any period of computation thereof, the sum of, without duplication, (i) Consolidated Net Income excluding any extraordinary gains or losses, plus (ii) Consolidated Interest Expense, plus (iii) taxes on income, plus (iv) amortization and depreciation, all determined on a consolidated basis in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis;

       "Consolidated Shareholders' Equity" means, at any time as of which the amount thereof is to be determined, shareholders' equity of the Borrower and its Subsidiaries as determined in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis;

       "Consolidated Subsidiary" means any Subsidiary of the Borrower whose financial information and operations are required to be consolidated in the financial statements of the Borrower pursuant to Generally Accepted Accounting Principles;

       "Consolidated Tangible Net Worth" means, at any time as of which the amount thereof is to be determined, Consolidated Shareholders' Equity less (without duplication of deductions in respect of items already deducted in arriving at surplus and retained earnings) the net book value of all assets which would be treated as intangible assets (including, without limitation, intangible assets constituting offsetting journalentries for the pension liabilities described in clause (iii) below), plus (i) software research and development costs required to be capitalized under Statement No. 86 of the Financial Accounting Standards Board, (ii) the effect of any amount in the foreign exchange cumulative translation adjustment account as disclosed on the consolidated financial statements of the Borrower and its Subsidiaries referred to in Section 5.01(e)(i) hereof and to be delivered under Section 6.01 hereof,
(iii) all pension liabilities of the Borrower and its Subsidiaries required to be recognized under Statement No. 87 of the Financial Accounting Standards Board and (iv) all deferred revenues of the Borrower and its Subsidiaries under service contracts that are currently accounted for as a liability and all deferred gain on the sale of certain real property of the Borrower located in Manhattan Beach, California, each as disclosed from time to time on the consolidated balance sheets of the Borrower and its Subsidiaries referred to in
Section 5.01(e)(i) hereof and to be delivered under Section 6.01 hereof, all as determined on a consolidated basis in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis;

       "Consolidated Total Capitalization" means, at any time as of which the amount thereof is to be determined, the sum of Consolidated Shareholder's Equity plus all Consolidated Total Debt that matures more than one year from the date of its creation or matures within one year of the date of its creation but is renewable or extendable, at the option of the Borrower or any Subsidiary, to a date more than one year from the date of its creation, including all payments in respect thereof that are required to be made within one year from the date of any determination of Consolidated Total Debt whether or not included in consolidated current liabilities of the Borrower and its Subsidiaries;

       "Consolidated Total Debt" means, as at the date of determination thereof, all Indebtedness for Money Borrowed of the Borrower and any Subsidiary, all Obligations hereunder and all other contingent reimbursement obligations with respect to letters of credit of the Borrower and any Subsidiary issued in an aggregate stated amount in excess of $5,000,000;

       "Consolidated Total Debt Ratio" means, with respect to the Borrower and its Subsidiaries as of any date of determination, the ratio of Consolidated Total Debt as at such date to Consolidated Total Capitalization as at such date;

       "Contingent Obligation" of any Person means all contingent liabilities required (or which, upon the creation or incurring thereof, would be required) to be included in the consolidated financial statements (including footnotes) of such Person in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis, including Statement No. 5 of the Financial Accounting Standards Board, and any obligation of such Person guaranteeing any Indebtedness, dividend or other obligation of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including obligations of such Person however incurred:

       (i) to purchase such Indebtedness or other obligation or any property or assets constituting security therefor;

       (ii) to advance or supply funds in any manner (A) for the purchase or payment of such Indebtedness or other obligation, or (B) to maintain a minimum working capital, net worth or other balance sheet condition or any income statement condition of the primary obligor;

       (iii) to grant or convey any lien, security interest, pledge, charge or other encumbrance on any property or assets of such Person to secure payment of such Indebtedness or other obligation;

       (iv) to lease property or to purchase securities or other property or services primarily for the purpose of assuring the owner or holder of such Indebtedness or obligation of the ability of the primary obligor to make payment of such Indebtedness or other obligation; or

       (v) otherwise to assure the owner of such Indebtedness or such obligation of the primary obligor against loss in respect thereof;

       "Default" means any event or condition which, with the giving or receipt of notice or lapse of time or both, would constitute an Event of Default;

       "Determination Date" means the last day of each Fiscal Quarter of the Borrower;

       "Dollars" and the symbol "$" means dollars constituting legal tender for the payment of public and private debts in the United States;

       "Eligible Securities" means (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by the full faith and credit of, the United States of America (including obligations issued or held in book entry form on the books of the Department of the Treasury of the United States of America); (b) commercial or finance paper or other similar obligations having a rating in the highest rating category from either Standard & Poors Ratings Group ("S&P") or Moody's Investors Service, Inc. ("Moody's");
(c) negotiable or nonnegotiable certificates of deposit, time deposits or other similar banking arrangementsissued by any bank (including any Lender) or trust company, having a commercial paper rating in the highest rating category from either S&P or Moody's and (d) negotiable and non-negotiable certificates of deposit, time deposits or other similar commercial arrangements issued by any bank or trust company issued to or purchased by any Subsidiary in an individual amount of up to $100,000 and in the aggregate amount at any time not exceeding $20,000,000; and which in each case mature no more than 2 years from the date of acquisition thereof in the case of direct obligations of the United States of America, one year from the date of acquisition thereof in the case of obligations unconditionally guaranteed by the United States of America and six months from the date of acquisition thereof in the case of all other Eligible Securities.

       "Environmental Laws" means, collectively, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, the Superfund Amendments and Reauthorization Act of 1986, the Resource Conservation and Recovery Act, the Toxic Substances Control Act, as amended, the Clean Air Act, as amended, the Clean Water Act, as amended, any other "Superfund" or "Superlien" law or any other applicable statute, law, ordinance, code, rule, regulation, order or decree, of the United States or any foreign nation or any province, territory, state, protectorate or other political subdivision thereof, regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material;

       "ERISA" means, at any date, the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder, all as the same shall be in effect at such date;

       "ERISA Affiliate" means any entity which would be aggregated at any relevant time with the Borrower pursuant to Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

       "Event of Default" means any of the occurrences set forth as such in
Section 8.01 hereof;

       "Existing Credit Agreement" means that certain Amended and Restated Credit Agreement, as amended, dated as of December 30, 1993 among the Borrower, National Westminster Bank PLC, The Bank of Nova Scotia, Fleet Bank of Massachusetts, National Association, NationsBank and Canadian Imperial Bank of Commerce;

       "Existing Letter of Credit Agreement" means that certain Letter of Credit Agreement dated as of December 30, 1993, as amended, among the Borrower, National Westminster Bank PLC, The Bank of Nova Scotia, Fleet Bank of Massachusetts, NationalAssociation, NationsBank and Canadian Imperial Bank of Commerce;

       "Facility Termination Date" means the date on which there shall have occurred both (i) the Letter of Credit Termination Date and (ii) the Commitment Termination Date;

       "Federal Funds Effective Rate" for any day, as used herein, means the rate per annum (rounded upward to the nearest 1/100 of 1%) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight Federal funds transactions arranged by Federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the "Federal Funds Effective Rate" as of the date of this Agreement; provided, if such Federal Reserve Bank (or its successor) does not announce such rate on any day, the "Federal Funds Effective Rate" for such day shall be the Federal Funds Effective Rate for the last day on which such rate was announced;

       "Fee Letter" means that certain fee letter dated as of the date hereof between the Borrower and the Agent;

       "Fiscal Quarter" means the quarterly period of the Borrower ending on the last Saturday of December, March, June and September of any Fiscal Year; provided, however, that the first Fiscal Quarter of fiscal 1995 shall end on December 24, 1994;

       "Fiscal Year" means the annual period of the Borrower ending on the last Saturday in each September;

       "Foreign Benefit Law" means any applicable statute, law, ordinance, code, rule, regulation, order or decree of any foreign nation or any province, state, territory, protectorate or other political subdivision thereof regulating, relating to, or imposing liability or standards of conduct concerning, any pension, retirement, healthcare, death, disability or other employee benefit plan;

       "Four-Quarter Period" means a period of four full consecutive Fiscal Quarters, taken together as one accounting period;

       "Fully Satisfied" means, with respect to the Obligations as of any date, that on or before such date, (i) any outstanding Obligations shall have been paid in full in cash, (ii) the aggregate then undrawn and unexpired amount of any then outstanding Letters of Credit shall have been fully cash collateralized, (iii) all Rate Hedging Obligations to anyLender shall have been terminated or all Obligations thereunder of the Borrower (other than for fees and expenses not yet due and payable and indemnities) shall have been cash collateralized, (iv) all fees, expenses and other amounts then due and payable which constitute Obligations shall have been paid in full in cash, and (v) the Total Letter of Credit Commitment shall have expired or been terminated;

       "Generally Accepted Accounting Principles" means those principles of accounting set forth in pronouncements of the Financial Accounting Standards Board or the American Institute of Certified Public Accountants or which have other substantial authoritative support and are applicable in the circumstances as of the date of a report subject to compliance at all times with Section 1.02 hereof;

       "Governmental Authority" means any Federal, state, municipal, national or other governmental department, commission, board, bureau, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative or judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether a state of the United States, the United States or a foreign nation, state, province or other governmental instrumentality;

       "Hazardous Material" means and includes any hazardous, toxic or dangerous waste, substance or material, the generation, handling, storage, disposal, treatment or emission of which is subject to any Environmental Law;

       "Indebtedness" of a Person means, without duplication, (i) all Indebtedness for Money Borrowed, (ii) all obligations of such Person arising under acceptance facilities, (iii) the undrawn face amount of, and unpaid reimbursement obligations in respect of, all letters of credit issued for the account of such Person, (iv) all obligations of such Person upon which interest charges are actually paid, (v) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (vi) all executory obligations of such Person in respect of Rate Hedging Obligations and (vii) all Contingent Obligations in respect of Indebtedness set forth in clauses (i) through (vi) above of Persons other than the Borrower or any Subsidiary; "Indebtedness" shall not include, however, (x) any intercompany indebtedness of the Borrower and its Subsidiaries and (y) obligations in respect of forward foreign exchange contracts with any Lender or any Senior Lender in an aggregate notional amount not in excess of $150,000,000;

       "Indebtedness for Money Borrowed" means for any Person all indebtedness in respect of money borrowed, including without limitation, all Capital Leases and the deferred purchase price of any property or asset, evidenced by a promissory note, bond, debenture or similar written obligation for the payment of money (including, but not limited to, conditional sales or similar title retention agreements);

       "Indenture" means that certain Indenture dated as of September 15, 1977 pursuant to which the Borrower has issued 8 3/8% sinking fund debentures due 2002;

       "Lending Office" means, as to each Lender, the Lending Office of such Lender designated on the signature pages hereof or in an Assignment and Acceptance or such other office of such Lender (or of an affiliate of such Lender) as such Lender may from time to time specify in writing to an Authorized Representative and the Agent as the office by which its Loans are to be made and maintained;

       "Letter of Credit" means any Standby Letter of Credit or Commercial Letter of Credit issued by NationsBank for the account of the Borrower in favor of a Person as described in Article II hereof;

       "Letter of Credit Termination Date" means the latest expiry date of any Letter of Credit outstanding on the Commitment Termination Date, as any such expiry date may be automatically extended pursuant to the terms of such Letter of Credit and Section 2.01(b) hereof;

       "Letter of Credit Commitment" means with respect to each Lender, the obligation of such Lender to acquire Participations up to an aggregate stated amount at any one time outstanding equal to such Lender's Applicable Commitment Percentage of the Total Letter of Credit Commitment as the same may be increased or decreased from time to time pursuant to this Agreement;

       "Letter of Credit Documents" means this Agreement, all Letters of Credit, all Applications for Letters of Credit, and all other instruments and documents heretofore or hereafter executed or delivered to and in favor of any Lender or the Agent in connection with the Letters of Credit made, issued or created under this Agreement as the same may be amended, modified or supplemented from time to time;

       "Letter of Credit Facility" means the facility described in Article II hereof providing for the issuance by NationsBank for the account of the Borrower of Letters of Credit in an aggregate stated amount at any time outstanding not exceeding the Total Letter of Credit Commitment;

       "Letter of Credit Outstandings" means all undrawn amounts of Letters of Credit plus Reimbursement Obligations;

       "Lien" means any interest in property securing any obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. For the purposes of this Agreement, the Borrower and its Subsidiaries shall be deemed to be the owners of any property which any of them have acquired or hold subject to a conditional sale agreement, financing lease, or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes;

       "Material Adverse Effect" means a material adverse effect on the business, properties, operations or condition, financial or otherwise, of the Borrower and its Subsidiaries taken as a whole or, in matters relating to ERISA, of the Borrower and its ERISA Affiliates taken as a whole;

       "Multi-employer Plan" means an employee pension benefit plan covered by Title IV of ERISA and in respect of which the Borrower or any Subsidiary is an "employer" as described in Section 4001(b) of ERISA, which is also a multi-employer plan as defined in Section 4001(a)(3) of ERISA;

       "Obligations" means the obligations, liabilities and Indebtedness of the Borrower with respect to the Reimbursement Obligations and the payment and performance of all other obligations, liabilities and Indebtedness of the Borrower to the Lenders or the Agent hereunder or under any one or more of the other Letter of Credit Documents;

       "Participation" means, with respect to any Lender (other than NationsBank), the extension of credit represented by the participation of such Lender hereunder in the liability of NationsBank in respect of a Letter of Credit issued by NationsBank in accordance with the terms hereof;

       "PBGC" means the Pension Benefit Guaranty Corporation and any successor thereto;

       "Person" means an individual, partnership, corporation, trust, unincorporated organization, association, joint venture or a government or agency or political subdivision thereof;

       "Prime Rate" means the rate of interest per annum announced publicly by NationsBank as its prime rate from timeto time. The Prime Rate is not necessarily the best or the lowest rate of interest offered by NationsBank;

       "Principal Office" means the office of the Agent at NationsBank of Texas, National Association, Attention: Agency Services, or such other office and address as the Agent may from time to time designate in writing to an Authorized Representative;

       "Rate Hedging Obligations" means any and all obligations of the Borrower, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, Dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts, warrants and those commonly known as interest rate "swap" agreements; and (ii) any and all cancellations, buybacks, reversals, terminations or assignments of any of the foregoing;

       "Regulation D" means Regulation D of the Board as the same may be amended or supplemented from time to time;

       "Regulatory Change" means any change in, or the adoption or making of new, United States Federal or state laws or regulations (including Regulation D and capital adequacy regulations) or foreign laws or regulations or the adoption or making after the date hereof of any interpretations, directives or requests applying to a class of banks, which includes any of the Lenders, under any United States Federal or state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof or compliance by any Lender with any request or directive, whether or not having the force of law, whether or not failure to comply therewith would be unlawful;

       "Reimbursement Obligation" means at any time, the obligation of the Borrower with respect to any Letter of Credit to reimburse NationsBank and the Lenders to the extent of their respective Participations for amounts theretofore paid by NationsBank pursuant to a drawing under such Letter of Credit;

       "Required Lenders" means, as of any date, Lenders on such date having Credit Exposures (as defined below) aggregating at least 66% of the aggregate Credit Exposures of all the Lenderson such date. For purposes of the preceding sentence, the amount of the "Credit Exposure" of each Lender shall at all times be equal to its Applicable Commitment Percentage; provided that, if any Lender shall have failed to pay to NationsBank upon demand its Applicable Commitment Percentage of any drawing under any Letter of Credit resulting in an outstanding Reimbursement Obligation, such Lender's Credit Exposure attributable to such Letter of Credit Outstandings shall be deemed to be held by NationsBank for purposes of this definition;

       "Senior Indebtedness" means (i) all of the Borrower's obligations with respect to existing industrial revenue bonds, (ii) all of the Borrower's obligations under the Indenture and the debentures issued thereunder, (iii) all existing Capitalized Leases, (iv) the Obligations hereunder and (v) all other Indebtedness of the Borrower not expressly subordinated in right of payment to the Obligations hereunder;

       "Senior Lender" means any holder of Senior Indebtedness;

       "Short Term Loan Facilities" means (i) short term loan facilities made available to Subsidiaries in Canada, France, Germany or the United Kingdom and
(ii) short term loan facilities made available to the Borrower or Subsidiaries other than Subsidiaries in Canada, France, Germany or the United Kingdom up to a maximum stated amount of $10,000,000 in the aggregate;

       "Single Employer Plan" means any employee pension benefit plan covered by Title IV of ERISA and in respect of which the Borrower or any Subsidiary is an "employer" as described in Section 4001(b) of ERISA, which is not a Multi-employer Plan;

       "Solvent" means, when used with respect to any Person, that at the time of determination:

       (i) the fair value of its assets (both at fair valuation and at present fair saleable value on an orderly basis) is in excess of the total amount of its liabilities, including, without limitation, Contingent Obligations; and

    (ii) it is then able and expects to be able to pay its debts as they mature; and

   (iii) it has capital sufficient to carry on its business as conducted and as proposed to be conducted;

       "Standby Letter of Credit" means an irrevocable Standby Letter of Credit issued hereunder for the account of the Borrower;

       "Subsidiary" means (i) any corporation or other entity in which more than 50% of its outstanding stock having ordinary voting power is owned directly or indirectly by the Borrower and/or by one or more of the Borrower's Subsidiaries at or after the Closing Date or (ii) any joint venture, partnership or other entity whose financial information and operations are required to be consolidated in the financial statements of the Borrower in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis;

       "Total Letter of Credit Commitment" means, at any time, the sum of each Lender's Letter of Credit Commitment hereunder at such time, which in the aggregate is equal to $30,000,000, subject to reduction pursuant to Section 2.05 hereof; provided, however, that $10,851,600 of the Total Letter of Credit Commitment shall initially be utilized to issue replacement Letters of Credit for the letters of credit listed on Schedule 1 hereto currently outstanding under the Existing Letter of Credit Agreement; and provided further, that on and after the Commitment Termination Date, the Total Letter of Credit Commitment shall be zero;

       "Unused Total Letter of Credit Commitment" means the Total Letter of Credit Commitment less the aggregate Letter of Credit Outstandings.

       1.02 All accounting terms not specifically defined herein shall have the meanings assigned to such terms and shall be interpreted in accordance with Generally Accepted Accounting Principles as in effect on the date of the audited financial statements of the Borrower referred to in Section 5.01(e)(i) hereof and applied on a Consistent Basis.

       1.03 All of the terms defined in this Agreement shall have such defined meanings when used in any of the Letter of Credit Documents unless the context shall require otherwise. All references to the Borrower, the Agent and any Lender shall be deemed to include any successor or permitted assign of any thereof. All plural references and definitions shall have a corresponding meaning in the singular, and all singular references and definitions shall have a corresponding meaning in the plural.


       2.01 (a) NationsBank agrees, subject to the terms and conditions of this Agreement, upon request and for the account of Borrower, to issue from time to time on or prior to the Commitment Termination Date Letters of Credit payable in Dollars only upon delivery to NationsBank of an Application for Letter of Credit in form and content reasonably acceptable to NationsBank; provided, that the Letter of Credit Outstandings shall not exceed the Total Letter of Credit Commitment. Letters of Credit may be issued either (x) in respect of bid, performance, insurance obligations or general corporate purposes or (y) in favor of one or more Senior Lenders in support of Short Term Loan Facilities. Any request for the issuance of a Letter of Credit shall be deemed a representation and warranty by the Borrower to NationsBank and the Lenders that all the representations and warranties set forth in Article V hereof and in the other Letter of Credit Documents are true and correct on and as of the date thereof except (i) to the extent that such representations and warranties expressly relate to an earlier date, then as of such earlier date, (ii) that the representations and warranties set forth in Section 5.01(d) hereof shall be deemed to include and take into account any merger or consolidation permitted under Section 7.08 hereof and (iii) that the financial statement referred to in
Section 5.01(e)(i) hereof shall be deemed to be those financial statements most recently delivered pursuant to Section 6.01 hereof.

       (b) No Letter of Credit shall have an initial expiry date later than twelve (12) months subsequent to the date of issuance thereof; provided, however, that each Letter of Credit may by its terms automatically extend its then existing expiry date for an additional twelve (12) month period (an "Extension Period") provided the Agent has not given notice to the Borrower and the beneficiary of such Letter of Credit of its election not to renew such Letter of Credit, such notice to be given at least sixty (60) days prior to the then existing expiry date of such Letter of Credit. Each Letter of Credit may have any number of consecutive Extension Periods provided no notice, as described above, has been delivered by the Agent. Notwithstanding the forgoing, no Lender shall be deemed to have a Participation in a Letter of Credit to the extent such Letter of Credit automatically renews after the Commitment Termination Date and such Lender has delivered to the Agent and each other Lender written notice of its election not to renew its Participation in such Letter of Credit, such notice to be given at least seventy-five (75) days prior to the then existing expiry date of such Letter of Credit.

       2.02 (a)        The Borrower hereby unconditionally agrees to pay to
NationsBank on demand in Dollars in immediately available funds at the Principal Office all amounts required to pay all drafts drawn or purporting to be drawn under any Letter of Credit and all reasonable expenses incurred by NationsBank in connection with any Letter of Credit, such payment to be made on the same Business Day on which a drawing under any Letter of Credit occurs, and in any event and without demand to place in possession of NationsBank sufficient funds to pay all debts and liabilities arising under any Letter of Credit. The Borrower's obligations to pay NationsBank under this Section 2.02, and NationsBank's right to receive the same, shall be absolute and unconditional and shall not be affected by any circumstance whatsoever. NationsBank agrees to give the Borrower prompt written notice of any request for a draw under a Letter of Credit. The Borrower agrees to pay NationsBank interest on the amount of any draw under a Letter of Credit on demand at the Base Rate from the date of such draw through the completion of the first Business Day following a draw and thereafter at the Base Rate plus two percent (2.0%) per annum, or the maximum rate permitted by applicable law, whichever is lower, from the completion of the first Business Day succeeding the date of payment of any drawing under a Letter of Credit to the date such amount is paid in full. Such interest shall be calculated on the basis of a 360 day year for the actual number of days (including the first but excluding the last day) elapsed. NationsBank may charge any account the Borrower may have with it for any and all amounts NationsBank pays under a Letter of Credit, plus charges and reasonable expenses as from time to time agreed to by NationsBank and the Borrower.

               (b) NationsBank shall notify the Agent of the issuance and type of any Letter of Credit (and shall promptly deliver to each Lender a copy of such Letter of Credit) and of any drawing under any Letter of Credit as promptly as practicable following the issuance of such Letter of Credit or receipt by NationsBank of such drawing, as applicable, and the Agent shall promptly provide written notice thereof to each Lender.

               (c) Subject to the satisfaction of the terms and conditions of Article IV hereof, each Lender (other than NationsBank) shall automatically acquire, on the date of issuance thereof, a Participation in the liability of NationsBank in respect of each Letter of Credit in an amount equal to such Lender's Applicable Commitment Percentage of such liability, and to the extent that the Borrower is obligated to pay NationsBank under Section 2.02(a) hereof, each Lender (other than NationsBank) thereby shall, as hereinafter described, absolutely, unconditionally and irrevocably assume, and shall be unconditionally obligated to pay to NationsBank, its Applicable Commitment Percentage of the liability of NationsBank under such Letter of Credit.

               (i) Each Lender (other than NationsBank), upon receipt from the Agent of notice of a drawing, shall promptly pay to the Agent for the account of NationsBank, its Applicable Commitment Percentage of such drawing. If notice to the Lenders of a drawing under any Letter of Credit is given by the Agent at or before 1:00 P.M. Dallas, Texas time on any Business Day, each Lender shall, pursuant to the conditions of this Agreement, pay such amount to the Agent for the account of NationsBank at the Principal Office in Dollars and in immediately available funds before 4:00 P.M. Dallas, Texas time on the same Business Day.
If such notice to the Lenders is given by the Agent after 1:00 P.M. Dallas, Texas time on any Business Day, each Lender shall, pursuant to the terms and subject to the conditions of this Agreement, pay such amount to the Agent for the account of NationsBank at the Principal Office in Dollars and in immediately available funds before 12:00 noon Dallas, Texas time on the next following Business Day. Simultaneously with the making of each such payment by a Lender to the Agent for the account of NationsBank, such Lender shall, automatically and without any further action on the part of NationsBank or such Lender, acquire a Participation in an amount equal to such payment (excluding the portion thereof constituting interest) in the related Reimbursement Obligation of the Borrower.

               (ii) Each Lender's obligation to make payment to the Agent for the account of NationsBank pursuant to this Section 2.02(c), and the right of NationsBank to receive the same, shall be made without any offset, abatement, withholding or reduction whatsoever. If any Lender is obligated to pay but does not pay amounts to the Agent for the account of NationsBank in full as required by this Section 2.02(c), such Lender shall, on demand, pay to the Agent for the account of NationsBank interest on the unpaid amount for each day during the period commencing on the date such payment obligation arises in accordance with this Section 2.02(c) hereof until such Lender pays such amount to the Agent for the account of NationsBank in full at the interest rate per annum equal to the Federal Funds Effective Rate.

               (iii) In the event the Lenders have purchased Participations as set forth in clause (i) above, then at any time any payment is received by NationsBank as issuer of the applicable Letter of Credit from the Borrower of any Obligation, in whole or in part, NationsBank shall pay to the Agent and the Agent shall pay to each Lender promptly, but in no event later than the next Business Day, in immediately available funds an amount equal to its Applicable Commitment Percentage of such payment from the Borrower.

               (d) Promptly following the end of each calendar quarter, NationsBank shall deliver to the Agent, and the Agent shall deliver to each Lender, a notice describing the aggregate undrawn amount ofall Letters of Credit at the end of such quarter. Upon the request of any Lender from time to time, NationsBank shall deliver to the Agent, and the Agent shall deliver to such Lender, any other information reasonably requested by such Lender with respect to Letter of Credit Outstandings.

               (e) The issuance by NationsBank of each Letter of Credit shall, in addition to the conditions precedent set forth in Sections 4.01 and
4.02 hereof, be subject to the conditions that such Letter of Credit be in such form and contain such terms as shall be reasonably satisfactory to NationsBank consistent with the then current practices and procedures of NationsBank with respect to similar letters of credit, and the Borrower shall have executed and delivered such other instruments and agreements relating to such Letter of Credit as NationsBank shall have reasonably requested consistent with such practices and procedures. All Letters of Credit shall be issued pursuant to and subject to (i) the Uniform Customs and Practice for Documentary Credits, 1993 revision, International Chamber of Commerce Publication No. 500 and all subsequent amendments and revisions thereto (the "UCP") and (ii) Article 5 of the Uniform Commercial Code, as adopted in the State of New York (the "UCC"); provided, however, that if any conflict exists between the UCP and the UCC, the UCP shall control.

               (f) The Borrower agrees that NationsBank may, in its sole discretion, accept or pay, as complying with the terms of any Letter of Credit, any drafts or other documents otherwise in order which may be signed or issued by an administrator, executor, trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, liquidator, receiver, attorney in fact or other legal representative of a party who is authorized under such Letter of Credit to draw or issue any drafts or other documents. NationsBank will use reasonable care in accordance with its established procedures for its customers generally to determine that a legal representative is authorized to sign a Letter of Credit for a party.

               (g) The obligation of the Borrower to immediately reimburse NationsBank for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and such Letters of Credit and the related Applications for Letters of Credit, notwithstanding the existence of any of the following circumstances:

            (i) any lack of validity or enforceability of any Letter of Credit Document, or the obligation supported by any Letter of Credit Document;

           (ii) any amendment or waiver of or any consent to or departure from all or any of the Letter of Credit Documents;

          (iii) the existence of any claim, setoff, defense or other rights which the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), Agent, Lenders or any other Person, whether in connection with the Letter of Credit Documents or any unrelated transaction;

           (iv) any breach of contract or other dispute between the Borrower and any beneficiary or any transferee of a Letter of Credit (or any persons or entities for whom such beneficiary or any such transferee may be acting), Agent, Lenders or any other Person;

            (v) any draft, statement or any other document presented under any Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

           (vi) any delay, extension of time, renewal, compromise or other indulgence or modification granted or agreed to by Agent, with or without notice to or approval by the Borrower in respect of any of Borrower's Obligations under this Agreement; or

          (vii) any other circumstance or happening whatsoever similar to any of the foregoing.

       2.03 (a) For the period beginning on the Closing Date and ending on the Facility Termination Date (provided, however, that after the Commitment Termination Date, the fees described in clauses (i) and (ii) below shall be zero), the Borrower agrees to pay the following fees:

       (i) to the Agent on the Closing Date, for the pro rata benefit of the Lenders based on their Applicable Commitment Percentages, a fee (the "Facility Fee") equal to the product of the Total Letter of Credit Commitment multiplied by 1/8 of 1% (.125%);

       (ii) to the Agent, for the pro rata benefit of the Lenders based on their Applicable Commitment Percentages, a commitment fee (the "Commitment Fee") equal to the product of the 3/8 of 1% (.375%) multiplied by the average daily amount of the Unused Total Letter of Credit Commitment; and

       (iii) with respect to each Letter of Credit (x) to the Agent for the pro rata benefit of the Lenders based on their Applicable Commitment Percentages, a fee (the "Letter of Credit Fee") per annum equal to the product of 1 1/2% (1.50%) multiplied by the stated amount of each Letter of Credit and (y) to NationsBank, its customary fees and expenses for issuance and processing referred to in Section 2.04 hereof. Accrued fees described in clause (y) above in respect of each Letter of Credit shall be payable at times to be determined by NationsBank, the Borrower and the Agent.

       (b) Payments of the Commitment Fee and the Letter of Credit Fees provided for in this Section 2.03 shall be due in arrears on the last Business Day of each December, March, June and September beginning December 1994 to and on the Facility Termination Date. Each fee shall be calculated on the basis of a year of 360 days for the actual number of days elapsed. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of fees.

       2.04 The Borrower shall pay to NationsBank expenses incurred and such administrative fees and other fees, if any, in connection with the issuance and processing of the Letters of Credit in such amounts as are customarily imposed by NationsBank from time to time in connection with letter of credit transactions.

       2.05 The Borrower shall have the right from time to time (but not more frequently than once during each Fiscal Quarter) upon not less than ten (10) Business Days written notice from an Authorized Representative to the Agent to reduce the Total Letter of Credit Commitment. The Agent shall give each Lender, within one (1) Business Day, telephonic notice (confirmed in writing) of such reduction. Each such reduction shall be in the amount of $5,000,000 or such greater amount which is in an integral multiple of $1,000,000, and shall permanently reduce the Total Letter of Credit Commitment and the Letter of Credit Commitment of each Lender pro rata. No such reduction shall be permitted that results in the Letter of Credit Outstandings exceeding the Total Letter of Credit Commitment after giving effect to such reduction. A reduction of the Total Letter of Credit Commitment to zero and the Borrower causing all Obligations hereunder (including the discharge of all Obligations of NationsBank and the Lenders with respect to the Letters of Credit and Participations) to be Fully Satisfied shall be deemed a cancellation and termination of this Agreement.




       3.01 (a) The Borrower shall promptly pay to the Agent for the account of a Lender from time to time, without duplication, such amounts as such Lender may determine to be necessary to compensate it for any costs incurred by such Lender which it determines are attributable to the issuance or maintenance by NationsBank of or any other Lender's Participation in any Letter of Credit issued hereunder, or any reduction in any amountreceivable by such Lender under or in respect of the Letters of Credit, including reductions in the rate of return on a Lender's capital (such increases in costs and reductions in amounts receivable and returns being herein called "Additional Costs"), in all cases resulting solely from any Regulatory Change which: (i) changes the basis of taxation of any amounts payable to such Lender under this Agreement in respect of any of such Letters of Credit (other than taxes imposed on or measured by the income, revenues or assets of any Lender unless such taxes arise solely by virtue of the activities of the Lending Office of such Lender pursuant to or in respect of this Agreement or any of the other Letter of Credit Documents); or
(ii) imposes or modifies any reserve, special deposit, or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender; or (iii) has or would have the effect of reducing the rate of return on capital of any such Lender to a level below that which the Lender could have achieved but for such Regulatory Change (taking into consideration such Lender's policies, or policies of the parent corporation of such Lender, with respect to capital adequacy); or (iv) imposes any other condition having a financially adverse effect on the Agent, NationsBank or such Lender under this Agreement or adversely affecting the issuance or maintenance of, or any Lender's Participation in, the Letters of Credit (or any of such extensions of credit or liabilities). Each Lender will notify an Authorized Representative and the Agent of any event occurring after the Closing Date which would entitle it to compensation pursuant to this Section 3.01(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation.

       (b) Determinations by any Lender for purposes of this Section 3.01 of the effect of any Regulatory Change on its Participations in Letters of Credit or by NationsBank as issuer of any Letter of Credit of the effect of any Regulatory Change on its costs in connection with the issuance or maintenance of any Letter of Credit issued hereunder, or on amounts receivable by any Lender in respect of Letters of Credit, and of the additional amounts required to compensate such Lender in respect of any Additional Costs, shall be made taking into account such Lender's policies, or the policies of the parent corporation of such Lender, as to the allocation of capital, costs and other items and shall be conclusive absent manifest error. The Lender requesting such compensation shall furnish to an Authorized Representative and the Agent a written explanation of the Regulatory Change and calculations, in reasonable detail, setting forth such Lender's determination of any such Additional Costs.

       (c) If any of the events requiring payments of additional amounts by the Borrower under this Section 3.01 occurs, such Lender shall take such steps as may be reasonable, in such Lender's sole discretion, to avoid the Borrower being required to pay any additional amounts including, without limitation, fulfilling such Lender's obligations through another branch or affiliate in theUnited States; provided, however in no event shall such Lender be required or obligated to take any such action that may result in additional expenses or adverse consequences to such Lender.

       3.02 (a) All payments by the Borrower of principal of, and interest on, the Reimbursement Obligations and all other amounts payable hereunder shall be made free and clear of and without deduction for any future excise, stamp or other taxes, fees, duties, levies, imposts, charges, deductions, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding (i) franchise taxes, (ii) any taxes other than withholding taxes and taxes that would be imposed as a result of a connection between a Lender or the Agent and the jurisdiction imposing such taxes (other than a connection arising solely by virtue of the activities of the Lending Office of such Lender or the Agent pursuant to or in respect of this Agreement or any other Letter of Credit Document) and (iii) any taxes imposed on or measured by any Lender's assets, net income, receipts or branch profits (such non-excluded items being collectively called "Taxes"). In the event that any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower shall (upon thirty (30) days' prior notice, such notice to include reasonable documentation of any amounts due):

       (A) pay directly to the relevant authority the full amount required to be so withheld or deducted;

       (B) promptly forward to the Agent an official receipt or other documentation satisfactory to the Agent evidencing such payment to such authority; and

       (C) pay to the Agent for the account of the Lenders such additional amount or amounts as is necessary to ensure that the net amount actually received by each Lender will equal the full amount such Lender would have received had no such withholding or deduction been required.

       (b) Prior to the date that any Lender or participant organized under the laws of a jurisdiction outside the United States becomes a party hereto, such Person shall deliver to the Borrower and the Agent such certificates, documents or other evidence, as required by the Code, properly completed, currently effective and duly executed by such Lender or participant establishing that such payment is (i) not subject to United States Federal backup withholding tax and (ii) not subject to United States Federal withholding tax under the Code because such payment is either effectively connected with the conduct by such Lender or participant of a trade or business in the United States or totally exempt from United States Federal withholding tax by reason of the application of the provisions of a treaty to which the United States is a party or such Lender is otherwise exempt.

       (c) If, after receiving reasonable prior notice, the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Agent, for the account of the respective Lender, the required receipts or other required documentary evidence, the Borrower shall indemnify the Lenders for any incremental Taxes, interest or penalties that may become payable by any Lender as a result of any such failure. For purposes of this Section 3.02, a distribution hereunder by the Agent or any Lender to or for the account of any Lender shall be deemed a payment by the Borrower.

       (d) If any of the events requiring payments of additional amounts by the Borrower under this Section 3.02 occurs, such Lender shall take such steps as may be reasonable, in such Lender's sole discretion, to avoid the Borrower being required to pay any additional amounts; provided, however in no event shall such Lender be required or obligated to take any such action that may result in additional expenses or adverse consequences to such Lender.

       (e) If the Borrower makes any additional payment to any Lender pursuant to this Section 3.02 in respect of any Taxes, and such Lender determines that it has received (i) a refund of such Taxes, or (ii) a credit against, relief or remission for, or a reduction in the amount of, any tax or other governmental charge solely as a result of any deduction or credit for any Taxes with respect to which it has received payments under this Section 3.02, such Lender shall, to the extent that it can do so without prejudice to the retention of such refund, credit, relief, remission or reduction, pay to the Borrower such amount as shall be reasonably determined by such Lender to be solely attributable to the deduction or withholding of such Taxes. If such Lender later determines that it was not entitled to such refund, credit, relief, remission or reduction to the full extent of any payment made pursuant to the first sentence of this Section 3.02(e), the Borrower shall upon demand of such Lender promptly repay the amount of such overpayment. Nothing in this Section 3.02(e) shall be construed as requiring such Lender to conduct its business or to arrange or alter in any respect its tax or financial affairs so that it is entitled to receive such a refund, credit or reduction or as allowing any Person to inspect any records, including tax returns, of such Lender.

       (f) Notwithstanding any other provision of this Agreement to the contrary, the provisions of this Section 3.02 shall survive until the first December 31 following the Facility Termination Date.




       4.01 The obligation of the Lenders to incur Participations in Letters of Credit, and of NationsBank to issue the Letters of Credit, is subject to the conditions precedent that the Agent and the Lenders shall have received on the Closing Date, in form and substance reasonably satisfactory to the Agent and Lenders, the following:

       (a) executed originals of this Agreement and any Applications for Letters of Credit, together with all schedules and exhibits thereto;

       (b) favorable written opinions of special counsel to the Borrower dated the Closing Date, addressed to the Agent and the Lenders and satisfactory to Smith Helms Mulliss & Moore, L.L.P., special counsel to the Agent, substantially in the form of Exhibit C, attached hereto and incorporated herein by reference;

       (c) resolutions of the boards of directors or other appropriate governing body (or of the appropriate committee thereof) of the Borrower certified by its secretary or assistant secretary or other appropriate officer as of the Closing Date, appointing the initial Authorized Representative and approving and adopting the Letter of Credit Documents to be executed by such Person, and authorizing the execution, delivery and performance thereof;

       (d) specimen signatures of officers of the Borrower executing the Letter of Credit Documents on behalf of such Person, certified by the secretary or assistant secretary or other appropriate official of the Borrower, as applicable;

       (e) the certificate of incorporation of the Borrower and all amendments thereto certified as of a recent date by the Secretary of State or other appropriate Governmental Authority of its jurisdiction of incorporation;

       (f) the by laws of the Borrower certified as of the Closing Date as true and correct by the secretary or assistant secretary of the Borrower;

       (g) a certificate issued as of a recent date by the Secretary of State or other appropriate Governmental Authority of its jurisdiction of incorporation as to the due existence and good standing of the Borrower therein;

       (h) certificates of qualification to do business, good standing and authority to conduct business under assumed name, issued in respect of the Borrower as of a recent date by the Secretary of State or other appropriate Governmental Authority of each jurisdiction in which the Borrower conducts business and where a failure to obtain such certificates could be reasonably likely to have a Material Adverse Effect;
       (i) notice of appointment of the initial Authorized Representative of the Borrower in the form of Exhibit D hereto;

       (j) certificate of an Authorized Representative dated the Closing Date demonstrating compliance with the financial covenants contained in Sections
7.01 through 7.04 hereof as of the immediately preceding Determination Date for which financial statements have been delivered by the Borrower in accordance with Section 6.01, substantially in the form of Exhibit E attached hereto;

       (k)     evidence of insurance required by Section 6.05 hereof;

       (l)     all applicable fees payable by the Borrower on the Closing Date;

       (m) evidence of the termination of the Existing Credit Agreement and all obligations and commitments thereunder;

       (n) consent from the Agent under the Existing Letter of Credit Agreement regarding the transactions contemplated by this Agreement; and

       (o) such other documents, instruments, certificates and opinions as the Agent may reasonably request on or prior to the Closing Date in connection with the consummation of the transactions contemplated hereby.

       4.02 The obligations of the Lenders to incur Participations in Letters of Credit, and NationsBank to issue Letters of Credit hereunder, on or subsequent to the Closing Date are subject to the satisfaction of the following conditions:

       (a)     the representations and warranties of the Borrower set forth in
Article V hereof and in each of the other Letter of Credit Documents shall be true and correct on and as of the date of issuance of such Letters of Credit with the same effect as though such representations and warranties had been made on and as of such date, except (i) to the extent that such representations and warranties expressly relate to an earlier date, then as of such earlier date,
(ii) that the representations and warranties set forth in Section 5.01(d) hereof shall be deemed to include and take into account any merger or consolidation permitted under Section 7.08 hereof, and (iii) that the financial statements referred to in Section 5.01(e)(i) hereof shall be deemed to be those financial statements most recently delivered to the Agent and the Lenders pursuant to
Section 6.01 hereof;

       (b) Borrower shall have executed and delivered to NationsBank an Application and Agreement for Letter of Credit in form and content reasonably acceptable to NationsBank together with such other instruments and documents as it shall reasonably request;

       (c) at the time of issuance of each Letter of Credit, no Default or Event of Default shall have occurred and be continuing;

       (d) immediately after issuing any Letter of Credit, the aggregate Letter of Credit Outstandings shall not exceed the Total Letter of Credit Commitment; and

       (e) immediately after giving effect to Letter of Credit, each Lender's Applicable Commitment Percentage of Participations shall not exceed its Letter of Credit Commitment.



       5.01 The Borrower represents and warrants with respect to itself and to its Subsidiaries (which representations and warranties shall survive the delivery of the documents mentioned herein and the issuance of Letters of Credit), that:

       (a)     Organization and Authority.

       (i) the Borrower and each Subsidiary is a corporation duly organized and validly existing under the laws of the jurisdiction of its incorporation or creation;

    (ii) the Borrower and each Subsidiary (A) has the requisite power and authority to own its properties and assets and to carry on its business as now being conducted and as contemplated in this Agreement, and (B) is qualified to do business in every jurisdiction in which failure so to qualify could reasonably be likely to have a Material Adverse Effect;

   (iii) the Borrower has the power and authority to execute, deliver and perform this Agreement, and to request issuance of Letters of Credit hereunder, and to execute, deliver and perform each of the other Letter of Credit Documents to which it is a party;

    (iv) when executed and delivered, each of the Letter of Credit Documents will be the legal, valid and bindingobligation or agreement, as the case may be, of Borrower, enforceable against Borrower in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors' rights generally and to the effect of general principles of equity which may limit the availability of equitable remedies (whether in a proceeding at law or in equity);

       (b) Letter of Credit Documents. The execution, delivery and performance by the Borrower of each of the Letter of Credit Documents:

       (i) have been duly authorized by all requisite corporate action (including any required shareholder approval) of the Borrower signatory thereto required for the lawful execution, delivery and performance thereof;

    (ii) do not violate any provisions of (1) any applicable law, rule or regulation in a manner that could reasonably be likely to have a Material Adverse Effect, (2) any order of any court or other agency of government binding on the Borrower, or its properties, or (3) the articles of incorporation or bylaws of Borrower;

   (iii) will not be in conflict with, result in a breach of or constitute an event of default, or an event which, with notice or lapse of time, or both, would constitute an event of default under, any indenture, agreement or other instrument to which Borrower is a party, or by which the properties or assets of Borrower are bound; and

    (iv) will not result in the creation or imposition of any material Lien, charge or encumbrance of any nature whatsoever upon any of the properties or assets of Borrower except any Liens in favor of the Agent and the Lenders created by the Letter of Credit Documents;

       (c) Solvency. Borrower is Solvent after giving effect to the transactions contemplated by this Agreement and assuming Letter of Credit Outstandings in an amount equal to the Total Letter of Credit Commitment;

       (d) Material Subsidiaries and Stockholders. Borrower has no Subsidiaries other than those Persons listed as Subsidiaries in Schedule 5.01(d) hereto; the outstanding shares or other equity interests of each Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable; and Borrower owns beneficially and of record all the issued and outstanding shares of capital stock or equity interests of each Subsidiary, free and clear of any Lien, except as set forth on Schedule 5.01(d) hereto;
       (e)     Financial Condition.

       (i) The Borrower has heretofore furnished to each Lender audited consolidated balance sheets of the Borrower and its Subsidiaries as at September 24, 1994 and the notes thereto and the related consolidated statements of operations, cash flows, and stockholders' equity for the Fiscal Year then ended as examined and certified by Price Waterhouse LLP. Except as set forth therein, such financial statements (including the notes thereto) present fairly the financial condition and results of operations of the Borrower and its Subsidiaries as of the end of and for such Fiscal Year in conformity with Generally Accepted Accounting Principles;

    (ii) since the end of the most recently ended Fiscal Year, there have not occurred any events having a Material Adverse Effect and the businesses, properties and operations of the Borrower or any of its Subsidiaries have not been materially adversely affected as a result of any fire, explosion, earthquake, accident, strike, lockout, combination of workers, flood, embargo or act of God;

   (iii)       except as set forth in the financial statements referred to in
Section 5.01(e)(i) hereof, or as permitted under Section 7.05 hereof, neither Borrower nor any Subsidiary has incurred, other than in the ordinary course of business, any Indebtedness or other Contingent Obligation which remains outstanding or unsatisfied;

       (f) Title to Properties. The Borrower and its Subsidiaries have title to all their respective owned real and material personal properties, subject to no transfer restrictions or Liens of any kind, except (i) for the transfer restrictions and Liens described in Schedule 5.01(f) hereto, (ii) for Liens permitted under Section 7.06 hereof and (iii) for taxes and assessments being contested in good faith by appropriate proceedings diligently conducted and against which adequate reserves have been established and are being maintained in conformity with Generally Accepted Accounting Principles;

       (g) Taxes. The Borrower and its Subsidiaries have filed or caused to be filed or caused to be properly extended all Federal, state, local and foreign tax returns which are required to be filed by them and except for taxes and assessments being contested in good faith by appropriate proceedings diligently conducted and against which adequate reserves have been established and are being maintained in conformity with Generally Accepted Accounting Principles, have paid or caused to be paid all material taxes as shown on saidreturns or on any assessment received by them, to the extent that such taxes have become and remain due;

       (h)     Other Agreements.  Neither the Borrower nor any Subsidiary is

       (i) a party to any judgment, order, decree, agreement or instrument or subject to restrictions which could reasonably be expected to have a Material Adverse Effect or will result in or require the creation of a Lien on the property or assets of the Borrower or otherwise;

    (ii) in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which the Borrower or any Subsidiary is a party, which default has, or if not remedied within any applicable grace period could reasonably be expected to have, a Material Adverse Effect;

  (iii) is a party to any indenture, loan or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction that could reasonably be expected to have, and no provision of applicable law or governmental regulation could reasonably be expected to have a Material Adverse Effect or could reasonably be likely to have an adverse effect on the ability of the Borrower to carry out its obligations under this Agreement or any other Letter of Credit Document.

       (i) Litigation. There is no action, suit or proceeding at law or in equity or by or before any governmental instrumentality or agency or arbitral body pending, or, to the knowledge of the Borrower, threatened by or against the Borrower or any Subsidiary or affecting the Borrower or any Subsidiary or any properties or rights of the Borrower or any Subsidiary, which could reasonably be expected to have a Material Adverse Effect or questioning the validity or enforceability of, or the ability of Borrower to perform under, the Letter of Credit Documents;

       (j) Margin Stock. Neither the Borrower nor any Subsidiary owns any "margin stock" as such term is defined in Regulation U, as amended (12 C.F.R.
Part 221), of the Board. None of the Letters of Credit will be used, directly or indirectly, for the purpose of purchasing or carrying any margin stock or for the purpose of reducing or retiring any Indebtedness which was originally incurred to purchase or carry margin stock or for any other purpose which might constitute any of the Letters of Credit under this Agreement a "purpose credit" within the meaning of said Regulation U orRegulation X (12 C.F.R. Part 224) of the Board. Neither the Borrower nor any agent acting in its behalf has taken or will take any action which might cause this Agreement or any of the documents or instruments delivered pursuant hereto to violate any regulation of the Board or to violate the Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, or any state securities laws, in each case as in effect on the date hereof;

       (k) Investment Company. Neither the Borrower nor any Subsidiary is an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended (15 U.S.C. 80a1, et seq.). The Letters of Credit and the performance by the Borrower of the transactions contemplated by this Agreement will not violate any provision of said Act, or any rule, regulation or order issued by the Securities and Exchange Commission thereunder, in each case as in effect on the date hereof;

       (l) No Untrue Statement. Neither this Agreement nor any other Letter of Credit Document or certificate or document executed and delivered by or on behalf of the Borrower in accordance with or pursuant to any Letter of Credit Document knowingly contains any misrepresentation or untrue statement of material fact or omits to state a material fact necessary, in light of the circumstances under which such representation or statement was made, in order to make any such representation or statement contained herein or therein not misleading in any material respect; and, to the extent that any such written statements constitute projections, such projections were prepared in good faith on the basis of assumptions, methods, data, tests and information believed by the Borrower to be valid and accurate at the time such projections were furnished to the Agent or such governmental authority, as the case may be;

       (m) No Consents, Etc. Neither the respective businesses or properties of the Borrower or any of its Subsidiaries, nor any relationship between the Borrower and any of its Subsidiaries and any other Person, nor any circumstance in connection with the execution, delivery and performance of the Letter of Credit Documents and the transactions contemplated hereby is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or other authority or any other Person on the part of the Borrower or any of its Subsidiaries as a condition to the execution, delivery and performance of, or consummation of the transactions contemplated by, this Agreement or the other Letter of Credit Documents or if so, such consent, approval, authorization,filing, registration or qualification has been obtained or effected, as the case may be;

       (n)     Benefit Plans.

       (i) None of the employee benefit plans maintained at any time by the Borrower or any ERISA Affiliate or the trusts created thereunder has engaged in a prohibited transaction or violated any Foreign Benefit Law which could subject any such employee benefit plan or trust to a material tax or penalty on prohibited transactions imposed under Code Section 4975 or ERISA or under any Foreign Benefit Law;

    (ii) None of the employee benefit plans maintained at any time by the Borrower or any ERISA Affiliate which are employee pension benefit plans and which are subject to Title IV of ERISA or any Foreign Benefit Law or the trusts created thereunder has been terminated so as to result in a material liability of the Borrower under ERISA or under any Foreign Benefit Law nor has any such employee benefit plan of the Borrower or any ERISA Affiliate incurred any material liability to the PBGC established pursuant to ERISA or any other Person exercising similar duties and functions under any Foreign Benefit Law, other than for required insurance premiums which have been paid or are not yet due and payable; except as set forth in the financial statements referred to in Section 5.01(e)(i) hereof, as of the Closing Date, the Borrower and its ERISA Affiliates have made or provided for, within 90 days of the date required to be made, all contributions to all such employee pension benefit plans which they maintain and which are required as of the end of the most recent fiscal year under each such plan; as of the Closing Date, neither the Borrower nor any Subsidiary has incurred any accumulated funding deficiency with respect to any such plan, whether or not waived; as of the Closing Date, there has not been any reportable event, or other event or condition, which presents a material risk of termination of any such employee benefit plan by such PBGC or any other Person exercising similar duties and functions under any Foreign Benefit Law;

    (iii) The issuance of the Letters of Credit provided for in Article II will not involve any prohibited transaction under ERISA or any Foreign Benefit Law which is not subject to a statutory or administrative exemption;

     (iv) To the best of the Borrower's knowledge, each employee pension benefit plan subject to Title IV of ERISA or any Foreign Benefit Law, maintained by theBorrower or any ERISA Affiliate, has been administered in accordance with its terms in all material respects and is in compliance in all material respects with all applicable requirements of ERISA and other applicable laws, regulations and rules and any applicable Foreign Benefit Law;

    (v) There has been no withdrawal from and no withdrawal liability incurred and unpaid with respect to any Multi-employer Plan to which the Borrower or any ERISA Affiliate is or was a contributor which would reasonably be likely to have a Material Adverse Effect;

   (vi) As used in this Agreement, the terms "employee benefit plan," "employee pension benefit plan," "accumulated funding deficiency," "reportable event," and "accrued benefits" shall have the respective meanings assigned to them in ERISA, and the term "prohibited transaction" shall have the meaning assigned to it in Code Section 4975 and ERISA; and

  (vii) Neither the Borrower nor any ERISA Affiliate has any liability not disclosed on any of the financial statements referred to in Section 5.01(e)(i) hereof or furnished to the Lenders pursuant to Section 6.01 hereof, contingent or otherwise, under any plan or program or the equivalent for unfunded post-retirement benefits, including pension, medical and death benefits, which liability could reasonably be expected to have a Material Adverse Effect;

       (o) No Default. There does not exist any Default or Event of Default;

       (p) Hazardous Materials. Except as disclosed on Schedule 5.01(p) hereto, the Borrower and each Subsidiary is in compliance in all material respects with all applicable Environmental Laws and neither the Borrower nor any Subsidiary has been notified of any action, suit, proceeding or investigation which calls into question compliance by the Borrower or any Subsidiary with any Environmental Laws or which seeks to suspend, revoke or terminate any license, permit or approval necessary for the generation, handling, storage, treatment or disposal of any Hazardous Material any of which could reasonably be likely to have a Material Adverse Effect;

       (q) Employment Matters. The Borrower and all Subsidiaries are in compliance in all material respects with all applicable laws, rules and regulations pertaining to labor or employment matters, including without limitation those pertaining to wages, hours, occupational safety and taxation the noncompliance with which could reasonably be expected tohave a Material Adverse Effect and there is neither pending nor, to the knowledge of the Borrower, threatened any litigation, administrative proceeding or investigation in respect of such matters, an adverse ruling or determination in which could reasonably be expected to have a Material Adverse Effect;

       (r) Environmental Investigations and Liabilities. Except as disclosed on Schedule 5.01(p) hereto, none of the operations of the Borrower or any Subsidiary is the subject of any Federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any Hazardous Waste or Hazardous Substance (as such terms are defined in any Environmental Laws) into the environment, and the Borrower and each Subsidiary does not have any material contingent liability in connection with any release of any Hazardous Waste or Hazardous Substance into the environment.




   6.01 Until the Obligations have been Fully Satisfied and this Agreement has been terminated in accordance with the terms hereof and the occurrence of the Facility Termination Date, unless the Required Lenders shall otherwise consent in writing, the Borrower will:

         (a) as soon as practical and in any event within 90 days after the end of each Fiscal Year of the Borrower, deliver or cause to be delivered to the Agent and each Lender (i) the consolidated balance sheets of the Borrower and its Subsidiaries, in each case with the notes thereto, and the related consolidated statements of operations, cash flow, and shareholders' equity and the respective notes thereto for and as of the end of such Fiscal Year, setting forth comparative financial statements for and as of the end of the preceding Fiscal Year, all prepared in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis and containing opinions of Price Waterhouse LLP, or other such independent certified public accountants of similar stature, which are unqualified and without exception, except for such qualifications and exceptions as are reasonably acceptable to the Required Lenders; and (ii) a certificate of an Authorized Representative as to the existence of any Default or Event of Default and demonstrating compliance with Sections 7.01, 7.02, 7.03 and 7.04 hereof, which certificate shall be in the form attached hereto as Exhibit E and incorporated herein by reference;

       (b) as soon as practical and in any event within 45 days after the end of each Fiscal Quarter deliver to the Agent and eachLender (i) the consolidated balance sheets of the Borrower and its Subsidiaries, as of the end of such Fiscal Quarter, the related consolidated statements of operations and shareholders' equity for such Fiscal Quarter and statements of cash flow for the period from the beginning of the current Fiscal Year through the end of such Fiscal Quarter, accompanied by a certificate of an Authorized Representative to the effect that such financial statements present fairly the financial condition of the Borrower and its Subsidiaries as of the end of such reporting period and the results of their operations and the changes in their financial condition for such reporting period, in conformity with the standards set forth in Section 5.01(e)(i) hereof with respect to interim financials, and (ii) a certificate of an Authorized Representative as to the existence of any Default or Event of Default and containing computations for such quarter comparable to that required pursuant to Section 6.01(a)(ii) hereof;

       (c) promptly upon their becoming available to the Borrower, deliver to the Agent a copy of (i) all regular or special reports or effective registration statements which the Borrower or any Subsidiary shall file with the Securities and Exchange Commission (or any successor thereto) or any securities exchange and (ii) any proxy statement distributed by the Borrower, its shareholders or bondholders or the financial community in general, all such reports and statements to be delivered without exhibits unless otherwise reasonably requested by the Agent or any Lender; and

       (d) promptly, from time to time, deliver or cause to be delivered to the Agent such other information regarding Borrower's and each Subsidiary's operations, business affairs and financial condition as the Agent or any Lender may reasonably request.

       6.02 Maintain all properties necessary to its operations in good working order and condition (ordinary wear and tear excepted) and make all needed repairs, replacements and renewals as are necessary to conduct its business in accordance with customary business practices.

       6.03 Do or cause to be done all things necessary to preserve and keep in full force and effect its existence and all material rights and franchises, trade names, trademarks and permits, except to the extent conveyed in connection with a transaction permitted under Section 7.08 hereof, and maintain its license or qualification to do business as a foreign corporation and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary and where the failure to be so licensed or qualified could be reasonably likely to have a Material Adverse Effect.

       6.04 Comply with all statutes and governmental regulations and pay all taxes, assessments, governmental charges, claims for labor, supplies, rent and anyother obligation which, if unpaid, might become a Lien against any of its properties except any of the foregoing being contested in good faith by appropriate proceedings diligently conducted and against which adequate reserves have been established and are being maintained in conformity with Generally Accepted Accounting Principles.

       6.05 (a) Keep all of its insurable properties adequately insured at all times and maintain general public liability insurance at all times with responsible insurance carriers against loss or damage by fire and other hazards substantially in the amounts and coverages as such insurance is now maintained, and (b) maintain insurance under all applicable workers' compensation laws (or in the alternative, maintain required reserves if self-insured for workers' compensation purposes). Each of the policies of insurance having material coverages will provide that the insurer shall give the Agent not less than thirty (30) days' prior written notice before any such policy shall terminate, lapse, be cancelled or be materially amended.

       6.06 (a) Keep true books of record and account in which full, true and correct entries shall be made of all of its dealings and transactions in accordance with customary business practices, and set up on its books such reserves as may be required by Generally Accepted Accounting Principles with respect to doubtful accounts and all taxes, assessments, charges, levies and claims and with respect to its business in general, and include such reserves in interim as well as year-end financial statements; and (b) permit any Person designated by the Agent, at the Agent's expense, to visit and inspect any of the properties, corporate books and financial reports of the Borrower or any of its Subsidiaries, and to discuss its or their affairs, finances and accounts with its or their principal officers and independent certified public accountants, all at such reasonable times and as often as the Agent may reasonably request.

       6.07 Make full and timely payment of all Obligations, whether now existing or hereafter arising.

       6.08 Conform to and duly observe in all material respects all laws, rules and regulations and all other valid requirements of any Governmental Authority with respect to the conduct of its business the non-compliance with which could reasonably be expected to have a Material Adverse Effect.

       6.09 Cause each of its Subsidiaries to do with respect to itself, its business and its assets, each of the things required of the Borrower in Sections
6.02 through 6.08 hereof, inclusive.

       6.10 Upon any Authorized Representative of the Borrower obtaining knowledge of any Default or Event of Default, promptly deliver to the Agent written notice thereof, the period of existence thereof, and what action the Borrower proposes to take with respect thereto.

       6.11 Upon any Authorized Representative obtaining knowledge of any litigation or other proceedings being instituted against the Borrower or any Subsidiary or otherwise questioning the validity or enforceability of, or the ability of the Borrower to enter into or perform under, the Letter of Credit Documents, or any attachment, levy, execution or other process being instituted against any assets of the Borrower or any Subsidiary, in an aggregate stated amount greater than $5,000,000 not otherwise covered by insurance, promptly deliver to the Agent written notice thereof stating the nature and status of such litigation, dispute, proceeding, levy, execution or other process.

       6.12 Promptly provide to the Agent true, accurate and complete copies of any and all notices, complaints, orders, directives, claims, or citations received by the Borrower or any Subsidiary relating to any material (a) violation or alleged violation by the Borrower or any Subsidiary of any applicable Environmental Laws; (b) release or threatened release by the Borrower or any Subsidiary of any Hazardous Material, except where occurring legally; or
(c) liability or alleged liability of the Borrower or any Subsidiary for the costs of cleaning up, removing, remediating or responding to a release of Hazardous Materials.

       6.13 If the Borrower or any Subsidiary shall receive notice from any Governmental Authority that the Borrower or any Subsidiary has violated any applicable Environmental Laws which could reasonably be likely to have a Material Adverse Effect, promptly deliver a copy of such notice to the Agent and use its reasonable best efforts to remove or remedy, or cause the applicable Subsidiary to remove or remedy, such violation within a reasonable time.

       6.14 Defend, indemnify and hold harmless the Agent and the Lenders, and their respective officers, directors, employees and agents, from and against any and all claims, losses, liabilities, damages and expenses (including, without limitation, cleanup costs and reasonable attorneys' fees) arising directly or indirectly from, out of or by reason of the handling, storage, treatment, emission or disposal of any Hazardous Material by or in respect of the Borrower or any Subsidiary or property owned or leased or operated by the Borrower or any Subsidiary. Notwithstanding any provision of this Agreement to the contrary, the provisions of this Section 6.14 shall survive repayment of the Obligations, occurrence of the FacilityTermination Date and expiration or termination of this Agreement and each Letter of Credit.

       6.15 At the Borrower's cost and expense, upon request of the Agent, duly execute and deliver or cause to be duly executed and delivered, to the Agent such further instruments, documents, certificates and agreements, and do and cause to be done such further acts, that may be necessary or advisable in the reasonable opinion of the Agent to carry out more effectively the provisions and purposes of this Agreement and the other Letter of Credit Documents.

       6.16 Comply in all material respects with all requirements of ERISA and any Foreign Benefit Law applicable to it and furnish to the Agent as soon as practicable and in any event (a) within thirty (30) days after the Borrower knows that any reportable event or other event under any Foreign Benefit Law with respect to any employee benefit plan maintained by the Borrower or any ERISA Affiliate which could give rise to termination or the imposition of any material tax or penalty has occurred, written statement of an Authorized Representative describing in reasonable detail such reportable event or such other event and any action which the Borrower or applicable ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice of such reportable event given to the PBGC or to any other applicable Person exercising similar duties and functions under any Foreign Benefit Law or a statement that said notice, if required, will be filed with the annual report of the United States Department of Labor with respect to such plan if such filing has been authorized, (b) promptly after receipt thereof, a copy of any notice that the Borrower or any ERISA Affiliate may receive from the PBGC or from any other Person exercising similar duties and functions under any Foreign Benefit Law relating to the intention of the PBGC or any such Person to terminate any employee benefit plan or plans of the Borrower or any ERISA Affiliate or to appoint a trustee to administer any such plan, and (c) within 10 days after a filing with the PBGC pursuant to Section 412(n) of the Code or with any Person pursuant to any Foreign Benefit Law of a notice of failure to make a required installment or other payment with respect to a plan, a certificate of an Authorized Representative setting forth details as to such failure and the action that the Borrower or its affected ERISA Affiliate, as applicable, proposes to take with respect thereto, together with a copy of such notice given to the PBGC or to such Person.

       6.17 Continue at all times to preserve, protect and maintain free from Liens (other than Liens permitted under Section 7.05 hereof) its material patents, copyrights, licenses, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, trade secrets and know-how necessary or useful in the conduct of its operations.

       6.18 Continue at all times to conduct its business and engage principally in the same line or lines of business substantially as conducted on the Closing Date.

       6.19 Use the Letters of Credit and all proceeds thereof only for the purposes set forth in Section 2.01 hereof.




       Until the Obligations have been Fully Satisfied and this Agreement has been terminated in accordance with the terms hereof and the occurrence of the Facility Termination Date, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, nor with respect to covenants contained in Sections 7.05 through 7.16, inclusive, will it permit any Subsidiary to:

       7.01 Permit at any time the Consolidated Total Debt Ratio to be greater than .45 to 1.00.

       7.02 Permit at any time the Consolidated Interest Coverage Ratio to be less than 3.50 to 1.00.

       7.03 Permit at any Determination Date the Consolidated Tangible Net Worth to be less than the sum of (a) $340,000,000 and (b) 50% of cumulative Consolidated Net Income calculated from the date of the financial statements referred to Section 5.01(e)(i) hereof to the most recently ended Determination Date ("Minimum Consolidated Tangible Net Worth"); provided, however, in no event shall such Minimum Consolidated Tangible Net Worth be decreased as a result of any net loss of the Borrower and its Subsidiaries (i.e., negative Consolidated Net Income) during any Fiscal Quarter.

      7.04 Permit at any time the sum of cash and Eligible Securities of the Borrower and its Subsidiaries on a consolidated basis to be less than the sum of
(i) Letter of Credit Outstandings, (ii) principal amount outstanding of all other Senior Indebtedness and (iii) $50,000,000.

       7.05 Incur, create, assume or permit to exist, or permit any Subsidiary of the Borrower to incur, create, assume or permit to exist, any Indebtedness, howsoever evidenced, except for

     (i) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

    (ii) Indebtedness existing as of the Closing Date, including Senior Indebtedness, and more particularly described in the financial statements and notes thereto described in Section 5.01(e) and any refinancing thereof not extending thematurity thereof and not increasing the outstanding aggregate principal amount thereof;

   (iii) Indebtedness consisting of Short Term Loan Facilities in an aggregate amount not in excess of $25,000,000; and

    (iv) Indebtedness in connection with contingent lease obligations in accordance with Generally Accepted Accounting Principles applied on a Consistent Basis arising from recourse lease transactions in an aggregate amount not in excess of $25,000,000.

       7.06 (a) Incur, create or permit to exist any pledge, Lien, charge or other encumbrance of any nature whatsoever with respect to any real or material personal property or assets now owned or hereafter acquired by the Borrower or any of its Subsidiaries, including without limitation any capital stock of the Borrower or any of its Subsidiaries, other than

       (i) Liens existing as of the date hereof and as set forth in Schedule 5.01(f) hereto;

    (ii) Liens imposed by law for taxes, assessments or charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been established and are being maintained in accordance with Generally Accepted Accounting Principles;

   (iii) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other Liens imposed by law or created in the ordinary course of business and for amounts not yet due or which are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been established and are being maintained in accordance with Generally Accepted Accounting Principles;

    (iv) Liens incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts;

     (v) easements (including, without limitation, reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variationsand zoning and other restrictions, charges or encumbrances (whether or not recorded), which do not interfere materially with the ordinary conduct of the business of the Borrower or any Subsidiary and which do not materially detract from the value of the property to which they attach or materially impair the use thereof to the Borrower or any Subsidiary; and

    (vi) Liens securing Indebtedness of the Borrower and its Subsidiaries incurred to finance the acquisition of fixed or capital assets, including any items of equipment acquired after the date hereof, and refinancings thereof, provided that (A) such Liens shall attach concurrently with or within 30 days of the acquisition of such fixed or capital assets or items of equipment, (B) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (C) the amount of Indebtedness secured thereby does not at any time exceed $15,000,000 and (D) the principal amount of Indebtedness secured by any such Lien shall at no time exceed 100% of the original purchase price of such property at the time it was acquired.

       (b) Covenant or agree or otherwise be bound not to incur, create, or permit to exist any pledge, Lien, charges or other encumbrance of any nature whatsoever with respect to any property or assets now owned or hereafter acquired by the Borrower or any of its Subsidiaries.

       7.07 Purchase, own, invest in or otherwise acquire, directly or indirectly, any stock or other securities or all or substantially all of the assets of, or make or permit to exist any interest whatsoever in, any other Person or permit to exist any loans or advances to any Person, except that Borrower and its Subsidiaries may maintain investments or invest in

       (i)     Eligible Securities;

    (ii) investments existing as of the date hereof and disclosed on the financial statements of the Borrower and its Subsidiaries referred to in Section 5.01(e) hereof;

   (iii) accounts receivable arising and trade credit granted in the ordinary course of business;

    (iv) loans and advances to its officers, directors and employees for any business purpose and other investments in an aggregate principal amount at any time outstanding not to exceed $15,000,000;

    (v)        key man life insurance with respect to its executive officers;
and

   (vi) loans and advances to employees of the Borrower or its Subsidiaries for travel, entertainment and relocation expenses in the ordinary course of business.

       7.08 (a) Consolidate with or merge into any other Person, or (b) permit any other Person to consolidate with or merge into it, or (c) liquidate, wind-up or dissolve or sell, transfer or lease or otherwise dispose of all or a substantial part of its assets, or commence or suffer any proceedings seeking such liquidation, dissolution, sale or disposition; provided, however, (i) any Subsidiary of the Borrower may merge or transfer all or substantially all of its assets into or consolidate with the Borrower or any wholly-owned Subsidiary of the Borrower and (ii) any Person may merge with and into the Borrower if the Borrower shall be the survivor thereof and such merger shall not cause, create or result in the occurrence of any Default or Event of Default.

       7.09 Enter into any transaction after the Closing Date, including, without limitation, the purchase, sale, lease or exchange of property, real or personal, or the rendering of any service, with any Affiliate, except (a) that such Affiliate may render services to the Borrower or its Subsidiaries for compensation at the same rates generally paid by Persons engaged in the same or similar businesses for the same or similar services and (b) in the ordinary course of and pursuant to the reasonable requirements of the Borrower's (or any Subsidiary's) business consistent with past practice of the Borrower and its Subsidiaries and upon fair and reasonable terms no less favorable to the Borrower (or any Subsidiary) than would be obtained in a comparable arm's length transaction with a Person not an Affiliate.

       7.10 With respect to all employee pension benefit plans maintained by the Borrower or any ERISA Affiliate:

       (i) terminate any of such employee pension benefit plans so as to incur any liability to the PBGC established pursuant to ERISA or to any other Person exercising similar duties and functions under any Foreign Benefit Law where such termination would be reasonably likely to have or would have a Material Adverse Effect;

    (ii) engage in any prohibited transaction involving any of such employee pension benefit plans or any trust created thereunder which would subject the Borrower or an ERISA Affiliate to a tax or penalty or other liability on prohibited transactions imposed under Code Section 4975 or ERISA or under any Foreign Benefit Law where such liability would be reasonably likely to have or would have a Material Adverse Effect;

   (iii) fail to pay to any such employee pension benefit plan any contribution which it is obligated to pay under the terms of such plan and such failure shall continue for a period of ninety (90) days;

    (iv) allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such employee pension benefit plan;

       (v) allow or suffer to exist any occurrence of a reportable event or any other event or condition, which presents a material risk of termination by the PBGC, or to any other Person exercising similar duties and functions under any Foreign Benefit Law, of any such employee pension benefit plan that is a Single Employer Plan, which termination could result in any liability to the PBGC or under any Foreign Benefit Law and where such liability would be reasonably likely to have or would have a Material Adverse Effect; or

    (vi) incur any withdrawal liability with respect to any Multi-employer Plan which would be reasonably likely to have or would have a Material Adverse Effect.

       7.11  Change its Fiscal Year.

       7.12 Declare or pay any dividends or make any other payment or distribution of assets, property, cash, rights, obligations or securities on account of any shares of stock of any class of the Borrower, now or hereafter outstanding, or purchase, redeem or otherwise retire any such shares or apply or set apart any of their assets therefor or make any other distribution (by redemption of capital or otherwise) in respect of any such shares or otherwise return any capital to its shareholders as such, or agree to do any of the foregoing.

      7.13 Incur, create, assume or permit to exist, in respect to leases of real or personal property other than Capital Leases, aggregate rental obligations of the Borrower and its Subsidiaries or other commitments thereunder to make any direct or indirect payment, whether as rent or otherwise, for fixed or minimum rentals, property taxes, or insurance premiums, in excess of $45,000,000 for any period of twelve (12) consecutive calendar months.

       7.14 Enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, for consideration, including all installments thereof, in excess of $10,000,000 for any period of twelve (12) consecutive calendar months and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred.

       7.15 Incur any Rate Hedging Obligations involving commodity options or futures contracts or engage in any transaction involving risks that are excessive or unusual in light of the circumstances.




       8.01 If any one or more of the following events (herein called "Events of Default") shall occur for any reason whatsoever (and whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or pursuant to or in compliance with any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body), that is to say:

       (a) if default shall be made in the due and punctual payment of any Reimbursement Obligation, when and as the same shall be due and payable whether pursuant to any provision of Article II hereof, at maturity, by acceleration or otherwise; or

       (b) if default shall be made in the due and punctual payment of any Obligation hereunder, other than Reimbursement Obligations, when and as the same shall be due and payable whether pursuant to any provision of Article II hereof, at maturity, by acceleration or otherwise, and such default shall continue for a period of five (5) or more days; or

       (c) if default shall be made in the performance or observance of any covenant set forth in Sections 6.10, 6.11, 6.18 or Article VII hereof; or

       (d) if a default shall be made in the performance or observance of, or shall occur under, any covenant, agreement or provision contained in this Agreement (other than as described in clause (a), (b) or (c) above) and such default shall continue unremedied for a period of ten (10) or more days, or if an Event of Default shall occur under any of the other Letter of Credit Documents or in any instrument or document evidencing or creating any obligation, guaranty, or Lien in favor of the Agent or the Lenders or delivered to the Agent or the Lenders in connection with or pursuant to this Agreement or any of the Obligations and such default shall continue unremedied for a period of ten (10) or more days, or if any provision of any Letter of Credit Document ceases to be in full force and effect (other than by reason of any action by the Agent), or if any provision of this Agreement or any other Letter of Credit Document shall be disaffirmed or shall terminate, be terminable or be terminated or become void or unenforceable for any reason whatsoever (other than inaccordance with the terms of this Agreement or such Letter of Credit Document in the absence of default or by reason of any action by the Agent or any Lender); or

       (e)if a default shall occur, which is not waived, (i)in the payment of any principal, interest, premium or other amounts with respect to any Indebtedness (other than the Obligations) of the Borrower or of any Subsidiary or (ii)in the performance, observance or fulfillment of any term or covenant contained in any agreement or instrument under or pursuant to which any such Indebtedness was issued, created, assumed, guaranteed or secured by the Borrower or any Subsidiary, and (A) such default shall continue for more than the period of grace, if any, specified in such agreement or instrument as in effect on the date hereof or as initially executed, and (B) if such default shall permit the holder of any such Indebtedness to accelerate the maturity thereof; or

       (f) if any representation, warranty or other statement of fact contained herein or in any other Letter of Credit Document or in any writing, certificate, report or statement at any time furnished to the Agent or any Lender by or on behalf of the Borrower pursuant to or in connection with this Agreement or the other Letter of Credit Documents, or otherwise, shall be false or misleading in any material respect when given or made or deemed given or made; or

       (g) if the Borrower or any Subsidiary shall be unable to pay its debts generally as they become due; file a petition to take advantage of any insolvency, reorganization, bankruptcy, receivership or similar law, domestic or foreign; make an assignment for the benefit of its creditors; commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property; file a petition or answer seeking reorganization or arrangement or similar relief under the Federal bankruptcy laws or any other applicable law or statute, Federal, state or foreign; or take any action approving or initiating any of the foregoing; or

       (h) if a court of competent jurisdiction shall (i) enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of the Borrower or any Subsidiary or of the whole or any substantial part of its properties and such order, judgment or decree is unstayed, or (ii) approves a petition filed against the Borrower or any Subsidiary seeking reorganization or arrangement or similar relief under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state or foreign country, province or other political subdivision, or (iii) if, under the provisions of any other law for the relief or aid of debtors, a court of competent jurisdiction shall assume custody or control of the Borroweror any Subsidiary or of the whole or any substantial part of its properties, or (iv) if there is commenced against the Borrower or any Subsidiary any proceeding or petition seeking reorganization, arrangement or similar relief under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state or foreign country, province or other political subdivision which proceeding or petition remains undismissed for a period of thirty (30) days, or (v) if the Borrower or any Subsidiary takes any action to indicate its consent to or approval of any such proceeding or petition; or

       (i) if (i) any judgment where the amount not covered by insurance (or the amount as to which the insurer denies liability) is in excess of $7,500,000 is rendered against the Borrower or any Subsidiary, or (ii) there is any attachment, injunction, execution or other enforcement proceeding commenced upon such judgement against any of the Borrower's or any Subsidiary's properties for any amount in excess of $7,500,000 and such judgment, attachment, injunction or execution remains unpaid, unstayed, undischarged, unbonded or undismissed for a period of thirty (30) days; or

       (j) if (i) any non monetary judgment or order shall be rendered against the Borrower or any of its Subsidiaries which does or could reasonably be expected to (x) cause a Material Adverse Effect, (y) have a material adverse effect on the ability of the Borrower to perform its obligations under any Letter of Credit Document, or (z) have a material adverse effect on the rights and remedies of the Agent or any Lender under any material Letter of Credit Document or (ii) there is any attachment, injunction, execution or other enforcement proceeding commenced upon such judgement against any of the Borrower's or any Subsidiary's properties and such judgment, attachment, injunction or execution remains unpaid, unstayed, undischarged, unbonded or undismissed for a period of thirty (30) days; or

       (k) if the Borrower or any Subsidiary shall cease all or any part of its operations and such cessation could reasonably be likely to have a Material Adverse Effect; or

       (l) if (i) the Borrower or any ERISA Affiliate shall engage in any prohibited transaction (as described in Section 7.10(ii) hereof), which is not subject to a statutory or administrative exemption, involving any employee pension benefit plan of the Borrower or any ERISA Affiliate, (ii) any accumulated funding deficiency (as referred to in Section 7.10(iv) hereof), whether or not waived, shall exist with respect to any Single Employer Plan,
(iii) a reportable event (as referred to in Section 7.10(v) hereof) (other than a reportable event for which the statutory notice requirement to the PBGC has been waived by regulation) shall occur withrespect to, or proceeding shall commence to have a trustee appointed, or a trustee shall be appointed to administer or to terminate, any Single Employer Plan, which reportable event or institution or proceedings is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Single Employer Plan for purposes of Title IV of ERISA, and in the case of such a reportable event, the continuance of such reportable event shall be unremedied for thirty (30) days after notice of such reportable event pursuant to Section 4043(a), (c) or (d) of ERISA is given, as the case may be, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, and such termination results in a material liability of the Borrower or any ERISA Affiliate to such Single Employer Plan or the PBGC, (v) the Borrower or any Subsidiary shall withdraw from a Multi-employer Plan for purposes of Title IV of ERISA, and, as a result of any such withdrawal, the Borrower or any ERISA Affiliate shall incur withdrawal liability to such Multi-employer Plan, or (vi) any other material event or condition shall occur or exist; and in each case in clauses (i) through
(vi) of this Section 8.01(k), such event or condition, together with all other such events or conditions, if any, could reasonably be expected to subject the Borrower or any ERISA Affiliate to any tax, penalty or other liabilities having a Material Adverse Effect; or

       (m) if the Borrower shall become a party to or the subject of any agreement, transaction or related series of transactions pursuant to or as a result of which any Person or group of Persons acting in concert acquires voting control, directly or indirectly, whether by tender offer or in one or more negotiated block or market transactions, of more than twenty-five percent (25%) of the shares of the issued and outstanding capital stock of any class of the Borrower; or

       (n) a "Fundamental Change" shall have occurred under and as defined in that certain Indenture dated as of June 1, 1991, pursuant to which the Borrower has issued 7-3/4% convertible subordinated debentures; or

       (o) any letter of credit other than those outstanding on the Closing Date and listed on Schedule 1 hereto shall be issued or outstanding under the Existing Letter of Credit Agreement; or

       (p) the Existing Letter of Credit Agreement and all obligations and Commitments (as defined therein) shall not have terminated on or before January 20, 1995;

then, and in any such event and at any time thereafter, if such Event of Default or any other Event of Default shall have not been waived,

       (A) either or both of the following actions may be taken: (i) the Agent may, and at the direction of the Required Lenders shall, declare any obligation of NationsBank to issue Letters of Credit terminated, whereupon the obligation of NationsBank to issue Letters of Credit, hereunder shall terminate immediately, and (ii) the Agent shall at the direction of the Required Lenders, at their option, declare by notice to the Borrower any or all of the Obligations to be immediately due and payable, and the same, including all interest accrued thereon and all other Obligations of the Borrower to the Agent and the Lenders (other than contingent Reimbursement Obligations relating to outstanding Letters of Credit), shall forthwith become immediately due and payable without presentment, demand, protest, notice or other formality of any kind, all of which are hereby expressly waived, anything contained herein or in any instrument evidencing the Obligations to the contrary notwithstanding; provided, however, that notwithstanding the above, if there shall occur an Event of Default under clause (f) or (g) above, then the obligation of NationsBank to issue Letters of Credit hereunder shall automatically terminate and any and all of the Obligations shall be immediately due and payable without the necessity of presentment, demand, protest, notice or other formality of any kind or any action by the Agent or the Required Lenders or notice to the Agent or the Lenders;

       (B) the Borrower shall, upon demand of the Agent or the Required Lenders, deposit cash with the Agent in an amount equal to 105% the amount of all Letter of Credit Outstandings (the "Cash Collateral"); and

       (C) the Agent and the Lenders shall have all of the rights and remedies available under the Letter of Credit Documents or under any applicable law.

       8.02 In case any one or more Events of Default shall occur and not have been waived, the Agent may, and at the direction of the Required Lenders shall, proceed to protect and enforce their rights or remedies either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, agreement or other provision contained herein or in any other Letter of Credit Document, or to enforce the payment of the Obligations or any other legal or equitable right or remedy.

       8.03 No right or remedy herein conferred upon the Lenders or the Agent is intended to be exclusive of any other rights or remedies contained herein or in any other Letter of Credit Document, and every such right or remedy shall be cumulative and shall be in addition to every other such right or remedycontained herein and therein or now or hereafter existing at law or in equity or by statute, or otherwise.

       8.04 No course of dealing between the Borrower and any Lender or the Agent or any failure or delay on the part of any Lender or the Agent in exercising any rights or remedies under any Letter of Credit Document or otherwise available to it shall operate as a waiver of any rights or remedies and no single or partial exercise of any rights or remedies shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or of the same right or remedy on a future occasion.

       8.05 If an Event of Default has occurred and not been waived, all payments received by the Agent hereunder, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder shall be applied by the Agent in the following order:

       (a)     amounts due to NationsBank and the Lenders pursuant to Sections
2.03 and 10.05 hereof;

       (b)     payments of interest on Reimbursement Obligations;

       (c)     payments of principal on Reimbursement Obligations;

       (d) payment of cash amounts to the Agent in respect of Letter of Credit Outstandings pursuant to Section 8.01(B) hereof;

       (e)     amounts due to NationsBank pursuant to Section 2.04 hereof;

       (f)     amounts due to NationsBank and the Lenders pursuant to Sections
6.14 and 10.10 hereof;

       (g)     payments of all other amounts due under this Agreement, if any;
and

       (h) any surplus remaining after application as provided for herein, to the Borrower or otherwise as may be required by applicable law.




       9.01 Each Lender (including NationsBank in its capacity as issuer of the Letters of Credit) hereby irrevocably designates and appoints NationsBank as the Agent of the Lenders under this Agreement, and each of the Lenders hereby irrevocably authorizes NationsBank as the Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Letter of Credit Documents and to exercise such powers as areexpressly delegated to the Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. The Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any of the Lenders, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against the Agent.

       9.02 The Agent may execute any of its duties under this Agreement by or through agents or attorneysinfact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible to the Lenders for the negligence, gross negligence or willful misconduct of any agents or attorneysinfact selected by it with reasonable care.

       9.03 Neither the Agent nor any of its officers, directors, employees, agents or attorneys-in-fact shall be liable to the Lenders for any action lawfully taken or omitted to be taken by it or them under or in connection with this Agreement except for its or their own gross negligence or willful misconduct. Neither the Agent nor any of its affiliates shall be responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any of its Subsidiaries, or any officer or representative thereof, contained in this Agreement or in any of the other Letter of Credit Documents, or in any certificate, report, statement or other document referred to or provided for in or received by the Agent under or in connection with this Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any of the other Letter of Credit Documents, or for any failure of the Borrower to perform its obligations thereunder, or for any recitals, statements, representations or warranties made, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of any collateral. The Agent shall not be under any obligation to any of the Lenders to ascertain or to inquire as to the observance or performance of any of the terms, covenants or conditions of this Agreement or any of the other Letter of Credit Documents on the part of the Borrower or to inspect the properties, books or records of the Borrower or its Subsidiaries.

     9.04 The Agent shall deliver to each Lender promptly, but no later than the second succeeding Business Day after receipt, copies of each notice or document delivered to it by the Borrower pursuant to Sections 6.01(c), 6.01(d), 6.10, 6.11, 6.12, 6.13 and 6.16.

       9.05 Subject to the provisions hereof, the Agent shall be entitled to rely, and shall be fully protected in relying, upon any Applications for Letters of Credit, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram,telegram, telecopy or telex message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first receive advice or concurrence of the Lenders or the Required Lenders as provided in this Agreement and it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense (other than any liability or expense resulting from the gross negligence or willful misconduct of the Agent) which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of all of the Lenders or the Required Lenders, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

       9.06 The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Agent has received notice from a Lender or an Authorized Representative referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Agent receives such a notice, the Agent shall promptly give notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by all of the Lenders or the Required Lenders, as applicable; provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

       9.07 Each Lender expressly acknowledges that neither the Agent nor any of its affiliates has made any representations or warranties to it and that no act by the Agent hereafter taken, including any review of the affairs of the Borrower or any of its Subsidiaries, shall be deemed to constitute any representation or warranty by the Agent to any Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the financial condition, creditworthiness, affairs, status and nature of the Borrower and its Subsidiaries and made its own decision to enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking actionunder this Agreement and to make such investigation as it deems necessary to inform itself as to the status and affairs, financial or otherwise, of the Borrower and its Subsidiaries. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower or any of its Subsidiaries which may come into the possession of the Agent or any of its affiliates.

       9.08 The Lenders, severally and not jointly, agree to indemnify the Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting any obligations of the Borrower or any Subsidiary so to do), including its employees, directors, officers and agents, ratably according to their respective Applicable Commitment Percentages as then in effect from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against the Agent, including its employees, directors, officers and agents, in any way relating to or arising out of this Agreement or any other document contemplated by or referred to herein or the transactions contemplated hereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent's gross negligence or willful misconduct. Notwithstanding any provision of this Agreement to the contrary, the agreements in this Section 9.08 shall survive the final payment in full of the Obligations, occurrence of the Facility Termination Date and the expiration or termination of this Agreement and each Letter of Credit.

       9.09 NationsBank and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and its Subsidiaries as though it were not the Agent hereunder. With respect to any Letter of Credit issued by it and all Letter of Credit Outstandings, NationsBank shall have the same rights and powers under this Agreement as any Lender and may exercise the same as though it were not the Agent, and the terms "Lender" and "Lenders" shall, unless the context otherwise indicates, include NationsBank in its individual capacity.

       9.10 If the Agent shall resign as Agent under this Agreement, prior written notice of which shall be delivered by the Agent to the Borrower and each Lender thirty (30) days prior to its effectiveness, then, so long as there shall not have occurred and be continuing a Default or Event of Default, the Borrower may appoint and the Required Lenders may approve (which approval shallnot be unreasonably withheld or delayed) a successor Agent for the Lenders, or if a Default or Event of Default shall have occurred and be continuing, the Required Lenders may appoint a successor Agent for the Lenders, which successor Agent shall be any commercial bank organized under the laws of the United States or any state thereof or licensed to do business in the United States or any state thereof, having a combined surplus and capital of not less than $250,000,000, whereupon such successor Agent shall succeed to the rights, powers and duties of the former Agent and the obligations of the former Agent shall be terminated and cancelled, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement; provided, however, that the former Agent's resignation shall not become effective until such successor Agent has been appointed and has succeeded of record to all right, title and interest in any collateral held by the Agent; provided, further, that if the Required Lenders and the Borrower cannot agree as to a successor Agent within ninety (90) days after the effective date of such resignation, the Agent shall appoint a successor Agent which satisfies the criteria set forth above in this Section
9.09 for a successor Agent and the parties hereto agree to execute whatever documents are necessary to effect such action under this Agreement or any other document executed pursuant to this Agreement; provided, however that in such event all provisions of this Agreement and the other Letter of Credit Documents shall remain in full force and effect. After any retiring Agent's resignation hereunder as Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

     9.11 Each Lender agrees that if it shall, through the exercise of a right of banker's lien, set off, counterclaim or otherwise, obtain payment with respect to its Obligations (other than pursuant to Article III) which results in its receiving more than its pro rata share of the aggregate payments with respect to all of the Obligations (other than any payment pursuant to Article
III), then (A) such Lender shall be deemed to have simultaneously purchased from the other Lenders a share in their Obligations so that the amount of the Obligations held by each of the Lenders shall be pro rata and (B) such other adjustments shall be made from time to time as shall be equitable to insure that the Lenders share such payments ratably; provided, however, that for purposes of this Section 9.10 the term "pro rata" shall be determined with respect to both the Letter of Credit Commitment of each Lender and to the Total Letter of Credit Commitment after subtraction in each case of amounts, if any, by which any such Lender has not funded its share of the outstanding Participations, as the case may be. If all or any portion of any such excess payment is thereafter recovered from the Lender which received the same, the purchase provided in this
Section 9.10 shall be rescinded to the extent of such recovery, without interest. The Borrower expressly consents to the foregoing arrangements and agrees that each Lender so purchasing a portion of the otherLenders' Obligations may exercise all rights of payment (including, without limitation, all rights of setoff, banker's lien or counterclaim) with respect to such portion as fully as if such Lender were the direct holder of such portion.




       10.01  (a)      At any time after the Closing Date each Lender may, with
the prior written consent of the Agent and the Borrower, which consents shall not be unreasonably withheld, assign to one or more financial institutions all or a portion of its rights and obligations under this Agreement and the other Letter of Credit Documents (including, without limitation, all or a portion of any Note payable to its order); provided, that (i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender's rights and obligations (including Participations) under this Agreement, (ii) the minimum Letter of Credit Commitment which shall be assigned is $5,000,000 (together with which the assigning Lender's applicable portion of Participations shall also be assigned) or such lesser amount constituting all of such Lender's Letter of Credit Commitment (and applicable portion of Participations), (iii) such assignee shall have an office located in the United States, (iv) an assignment (other than an assignment of 100% of its interest) by NationsBank shall not include any portion of its obligation to issue Letters of Credit, and
(v) no consent of the Borrower or Agent shall be required in connection with any assignment by a Lender to such Lender's parent or any wholly-owned subsidiary of such Lender's parent, except to the extent such that such assignment would result in any Additional Costs payable by the Borrower. Upon such execution, delivery, approval and acceptance, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder or under the other Letter of Credit Documents have been assigned or negotiated to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and thereunder and (y) the assignor thereunder shall, to the extent that rights and obligations hereunder or under the other Letter of Credit Documents have been assigned or negotiated by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from that portion of its obligations under this Agreement and the other Letter of Credit Documents applicable to the rights so assigned. Any Lender who makes an assignment shall pay to the Agent a one-time administrative fee of $3,000.00.

       (b) By executing and delivering an Assignment and Acceptance, the assignor thereunder and the assignee thereunder confirm to andagree with each other and the other parties hereto as follows: (i) the assignment made under such Assignment and Acceptance is made under such Assignment and Acceptance without recourse to such assigning Lender; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any Subsidiary or the performance or observance by the Borrower or any Subsidiary of any of its obligations under any Letter of Credit Document or any other instrument or document furnished pursuant hereto; (iii) such assigning Lender is the legal and beneficial owner of the interest being assigned under such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 5.01(e) hereof or most recently delivered pursuant to Section 6.01 hereof, as the case may be, and such other Letter of Credit Documents and other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will, independently and without reliance upon the Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Letter of Credit Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

       (c) The Agent shall maintain at its address referred to herein a copy of each Assignment and Acceptance delivered to and accepted by it.

       (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender, the Agent shall give prompt notice and shall forward a copy thereof to Borrower.

       (e) If, pursuant to this Section 10.01, any interest in this Agreement is transferred to any assignee Lender which is organized under the laws of any jurisdiction other than the United States or any state thereof, the assigning Lender shall cause such assignee Lender, concurrently with the effectiveness of such transfer, (i) to represent to the assigning Lender (for the benefit of the assigning Lender, the Agent and the Borrower) that under applicable law and treaties no taxes will be required to be withheld by the Agent, the Borrower or the assigning Lender with respect to any payments to be made to such assignee Lender in respect of the Loans and (ii) to furnish to the assigning Lender, the Agent and the Borrower such certificates, documents and other evidence as required to comply with the penultimate paragraph of Section 3.02hereof, and the assignee Lender shall comply from time to time with all applicable United States laws and regulations with regard to such withholding tax exemption.

       (f) Each Lender may sell participations at its expense to one or more banks as to all or a portion of its rights and obligations (including without limitation its Participations) under this Agreement; provided, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such participations shall be in a minimum amount of $5,000,000, and shall include an allocable portion of such Lender's Participations, (iv) Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and with regard to any and all payments to be made under this Agreement; provided, that the participation agreement between a Lender and its participants may provide that such Lender will obtain the approval of such participant prior to such Lender's agreeing to any amendment or waiver of any provisions of this Agreement which would extend the Commitment Termination Date or the Facility Termination Date or increase the Letter of Credit Commitment of the Lender granting the participation and (v) the sale of any such participations which require Borrower to file a registration statement with the United States Securities and Exchange Commission or under the securities regulations or laws of any state shall not be permitted.

       (g) The Borrower may not assign any rights, powers, duties or obligations under this Agreement or the other Letter of Credit Documents without the prior written consent of all of the Lenders.

       10.02 All notices shall be in writing, except as to telephonic notices expressly permitted or required herein, and written notices shall be delivered by hand delivery, telefacsimile, overnight courier or certified or registered mail. Any notice shall be conclusively deemed to have been received by any party hereto and be effective on the day on which delivered to such party (against (except as to telephonic or telefacsimile notice) receipt therefor) at the address set forth below or such other address as such party shall specify to the other parties in writing, or if sent prepaid by certified or registered mail return receipt requested on the third Business Day after the day on which mailed, addressed to such party at said address:

       (a)     if to the Borrower:

                       Data General corporation
                       4400 Computer Drive
                       Westboro, Massachusetts  01580
                       Attention:      Treasurer
                       Telephone:      (508) 898-7080
                       Telefacsimile:  (508) 898-5408

       (b)  if to the Agent:

                       NationsBank of Texas, National Association
                       901 Main Street
                       TX1-492-13-05
                       Dallas, Texas 75283
Attention:     Gilda Digges
Telephone:     (214) 508-2138
Telefacsimile: (214) 508-2515
                       with a copy to:

                       NationsBank of North Carolina, National Association Corporate Banking
                       767 Fifth Avenue, 5th Floor
                       New York, New York 10153-0083
                       Attention:  George Van
                       Telephone:  (212) 407-5326
                       Telefacsimile:  (212) 751-6909

               (c)  if to the Lenders:

At the addresses set forth on the signature pages hereof and on the signature page of each Assignment and Acceptance.

       10.03 The Borrower agrees that the Agent and each Lender shall have a lien for all the Obligations of the Borrower upon all deposits or deposit accounts, of any kind, or any interest in any deposits or deposit accounts thereof, now or hereafter pledged, mortgaged, transferred or assigned to the Agent or such Lender or otherwise in the possession or control of the Agent or such Lender (other than for safekeeping) for any purpose for the account or benefit of the Borrower and including any balance of any deposit account or of any credit of the Borrower with the Agent or such Lender, whether now existing or hereafter established, hereby authorizing the Agent and each Lender at any time or times with or without prior notice to apply such balances or any part thereof to such of the Obligations of the Borrower to the Lenders then past due and in such amounts as they may elect, and whether or not any collateral or the responsibility of other Persons primarily, secondarily or otherwise liable may be deemed adequate. For the purposes of this paragraph, all remittances and property shall be deemed to be in the possession of the Agent or such Lender as soonas the same may be put in transit to it by mail or carrier or by other bailee.

       10.04 All covenants, agreements, representations and warranties made herein shall survive the expiration of the Letters of Credit and the execution and delivery to the Lenders of this Agreement and shall continue in full force and effect so long as any of the Obligations remain outstanding or any Lender has any commitment hereunder and until the Facility Termination Date. Whenever in this Agreement, any of the parties hereto is referred to, such reference shall be deemed to include the successors and permitted assigns of such party and all covenants, provisions and agreements by or on behalf of the Borrower which are contained in this Agreement and the other Letter of Credit Documents shall inure to the benefit of the successors and permitted assigns of the Lenders or any of them.

       10.05 The Borrower agrees (a) to pay or reimburse the Agent for all its reasonable out-of-pocket costs and reasonable expenses incurred in connection with the preparation, negotiation and execution of this Agreement or any of the other Letter of Credit Documents and the consummation of the transactions contemplated hereby and thereby, and all such costs and expenses in connection with any amendment, supplement or modification to this Agreement or any other Letter of Credit Document, all disbursements of counsel to the Agent, all reasonable due diligence expenses and syndication expenses, including, without limitation, travel expenses of the Agent and its counsel in connection with due diligence and syndication member meetings and copying and binding expenses for syndication members, (b) to pay or reimburse the Agent and the Lenders for all their reasonable costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement and the other Letter of Credit Documents, including without limitation, the reasonable fees and disbursements of their counsel and any payments in indemnification or otherwise payable by the Lenders to the Agent pursuant to the Letter of Credit Documents and (c) to pay, and indemnify and hold harmless the Agent and the Lenders from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any failure on the part of the Borrower to pay or delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of this Agreement or any other Letter of Credit Documents, or consummation of any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement or any other Letter of Credit Documents. All of the foregoing costs, liabilities and expenses will be paid by the Borrower to the Agent except to the extent such cost, liability or expense is found in a judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party claiming reimbursement or indemnification.

       10.06 No amendment, modification or waiver of any provision of this Agreement or any of the Letter of Credit Documents and no consent by the Lenders to any departure therefrom by the Borrower shall be effective unless such amendment, modification or waiver shall be in writing and signed by the Borrower and the Agent, but only upon having received the written consent of the Required Lenders, and the same shall then be effective only for the period and on the conditions and for the specific instances and purposes specified in such writing; provided, however, that, no such amendment, modification or waiver

       (i) which changes, extends or waives any provision of Section 9.10 hereof or this Section 10.06, the amount of or the due date of any payment of or the rate of interest or determination of any fee payable on or in connection with any Obligation, changes the definition of Required Lenders, which permits an assignment by Borrower of its Obligations hereunder, which reduces the required consent of Lenders provided hereunder, which increases or decreases the Letter of Credit Commitment of any Lender or extends the Commitment Termination Date or the Facility Termination Date or which waives any condition to the issuance of any Letter of Credit or which waives a Default or Event of Default under Section 8.01(g) or (h) shall be effective unless in writing and signed by each of the Lenders; or

    (ii) which affects the rights, privileges, immunities or indemnities of the Agent shall be effective unless in writing and signed by the Agent.

No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances, except as otherwise expressly provided herein. No delay or omission on any Lender's or the Agent's part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any Default or Event of Default. No partial exercise by the Agent or the Lenders of any rights or remedies hereunder shall operate as a waiver of any other rights or remedies that may also be available hereunder.

       10.07 Unless otherwise consented to in writing by the Borrower (which consent shall not be unreasonably withheld with respect to actual or potential Assignees and participants), the Agent and each Lender hereby agrees to keep all Proprietary Information (as defined below) confidential and not to disclose or reveal any Proprietary Information to any Person other than the Agent's or such Lender's directors, officers, employees, Affiliates and agents, and then only on a confidential basis; provided, however, that the Agent and each Lender may disclose Proprietary Information (a) as required by law, rule, regulation or judicial process, (b) to its attorneys and accountants, (c) as requested or required by any State, Federal or foreign authority or examiner regulating banks or banking or (d) in connection with anylitigation relating to this Agreement or the transactions contemplated hereby to which the Agent or any Lender is a party, provided that the Agent or any Lender disclosing Proprietary Information in connection with any such litigation shall notify the Borrower of its intended disclosure of such Proprietary Information ten (10) days prior to such to such disclosure, if legally permitted to do so, and shall use reasonable efforts to keep such information confidential among the parties to such litigation by means of protective orders or otherwise. For purposes of this Agreement, the term "Proprietary Information" shall include all nonpublic information regarding the Borrower and its Affiliates, whether furnished before or after the date hereof, and (in the case of written materials) designated as "Proprietary Information"; provided, however, that Proprietary Information does not include information which (x) is or becomes generally available to the public other than as a result of a disclosure by the Agent or a Lender not permitted by this Agreement, (y) was available to the Agent or the Lender on a nonconfidential basis prior to its disclosure to the Agent or such Lender by the Borrower or any of its Affiliates or (z) becomes available to the Agent or a Lender on a nonconfidential basis from a Person other than the Borrower or its Affiliates who, to the best knowledge of the Agent or such Lender, as the case may be, is not otherwise bound by a confidentiality agreement with the Borrower or any of its Affiliates, or is not otherwise prohibited from transmitting the information to the Agent or such Lender.

       10.08 This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such fully-executed counterpart.

       10.09 The termination of this Agreement shall not affect any rights of the Borrower, the Lenders or the Agent or any obligation of the Borrower, the Lenders or the Agent, arising prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into or rights created or obligations incurred prior to such termination have been fully disposed of, concluded or liquidated and the Obligations arising prior to or after such termination have been irrevocably and finally paid in full. The rights granted to the Agent for the benefit of the Lenders hereunder and under the other Letter of Credit Documents shall continue in full force and effect, notwithstanding the termination of this Agreement, until all of the Obligations have been paid in full after the termination hereof and until the Facility Termination Date. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until payment in full of the Obligations and until the Facility Termination Date unless otherwise provided herein. Notwithstanding the foregoing, if after receipt of any payment pursuant to the Letter of Credit Documents of all or any part ofthe Obligations, any Lender is for any reason compelled to surrender such payment to any Person because such payment is determined to be void or voidable as a preference, impermissible setoff, a diversion of trust funds or for any other reason, this Agreement shall continue in full force and the Borrower shall be liable to pay, and shall indemnify and hold harmless such Lender for, the amount of such payment surrendered until such Lender shall have been finally and irrevocably paid in full. The provisions of the foregoing sentence shall be and remain effective notwithstanding any contrary action which may have been taken by the Lenders in reliance upon such payment, and any such contrary action so taken shall be without prejudice to the Lenders' rights under this Agreement and shall be deemed to have been conditioned upon such payment having become final and irrevocable.

       10.10 In consideration of the execution and delivery of this Agreement by the Agent and each Lender and the extension of the Letter of Credit Commitments, the Borrower hereby indemnifies, exonerates and holds free and harmless the Agent and each Lender and each of their respective officers, directors, employees and agents (collectively, the "Indemnified Parties") from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages and expenses incurred in connection therewith whatsoever with respect to or arising out of the execution, delivery, enforcement and performance of this Agreement or any other Letter of Credit Document (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including attorneys' fees and disbursements (collectively, the "Indemnified Liabilities") incurred by the Indemnified Parties or any of them as a result of, or arising out of, or
       IN WITNESS WHEREOF, the parties hereto have caused this instrument to be made, executed and delivered by their duly authorized officers as of the day and year first above written.


                                               DATA GENERAL CORPORATION



By:________________________________
                                               Title:
____________________________



NATIONSBANK OF TEXAS, NATIONAL ASSOCIATION, as Agent for the Lenders



By:________________________________
                                               Title:
____________________________



NATIONSBANK OF TEXAS, NATIONAL ASSOCIATION


                                               By:
_______________________________
                                               Name:
_____________________________
                                               Title:
____________________________

                                               Lending Office:
                                               901 Main Street
                                               TX1-492-13-05
                                               Dallas, Texas 75283
                                               Attention:      Gilda Digges
                                               Telephone:      (214) 508-2138
                                               Telefacsimile:  (214) 508-2515

                                               Wire Transfer Instructions:
                                               NationsBank TX
                                               ABA# 111000025
                                               Reference: Data General
Corporation
                                               Account No.:
                                               Attention:  Corporate Loans Funds
                 Transfer


                                               THE BANK OF NEW YORK
                                               By:
____________________________
                                               Name:
__________________________
                                               Title:
_________________________

                                               Lending Office:

                                               One Wall Street, 22nd Floor
                                               New York, New York 10286
                                               Attention: Kenneth P. Sneider,
Jr.
                                               Telephone:      (212) 635-6863
                                               Telefacsimile:  (212) 635-6999

                                               With a copy to:

                                               The Bank of New York
                                               One Wall Street, 15th Floor
                                               New York, New York 10286
                                               Attention:
_____________________
                                               Telephone:      (212) 635-1517
                                               Telefacsimile:  (212) 635-1665

                                               Wire Transfer Instructions:

                                               The Bank of New York
                                               ABA# 021000018
                                               Reference: Data General
                                               Account No.: GLA 111556
                                               Attention: Commercial Loan Dept.
                                               FLEET BANK OF MASSACHUSETTS, N.A.



                                               By:
____________________________
                                               Name: Thomas W. Davies
                                               Title: Vice President

                                               Lending Office:

                                               75 State Street
                                               MABOF04M
                                               Boston, Massachusetts 02109
                                               Attention: Thomas W. Davies
                                               Telephone:      (617) 346-1645
                                               Telefacsimile:  (617) 346-1633

                                               Wire Transfer Instructions:

                                               ABA# 011 000 138
                                               Reference:Data General
Corporation                                            Account Name: Fleet Bank
of                                                                 Massachusetts
                                               Account No.: 12098603156
                                               Credit to: Incoming Commercial
Loan                                                            Wire Account
                                               Attention: Agent Bank
EXHIBIT A

Letter of Credit Commitments


Lender Letter of Credit Commitment

NationsBank of Texas,
 National Association          $10,000,000

The Bank of New York           $10,000,000

Fleet Bank of Massachusetts, N.A.              $10,000,000

               ____________
       Total Letter of Credit Commitment       $30,000,000
EXHIBIT B

Form of Assignment and Acceptance

DATED                , 19

       Reference is made to the Letter of Credit and Reimbursement Agreement dated as of __________, 1994 (as amended or supplemented and in effect from time to time, the "Agreement") among Data General Corporation (the "Borrower"), the Lenders (as defined in the Agreement), and NationsBank of Texas, National Association, as Agent for the Lenders ("Agent"). Unless otherwise defined herein, terms defined in the Agreement are used herein with the same meanings.

                                (the "Assignor")
and                                (the "Assignee") agree as follows:


       1. The Assignor hereby sells and assigns to the Assignee, WITHOUT RECOURSE, and the Assignee hereby purchases and assumes from the Assignor, a _______% interest in and to all of the Assignor's rights and obligations under the Agreement and the other Letter of Credit Documents as of the Effective Date (as defined below), including, without limitation, such percentage interest in the Participations held by the Assignor on the Effective Date. Assignor.

       2. The Assignor (i) represents and warrants that, as of the date hereof, the aggregate outstanding principal amounts of Letters of Credit in which it is deemed to have a Participation under the Agreement is $________;
(ii) represents and warrants that it is the legal and beneficial owner of the interests being assigned by it hereunder and that such interests are free and clear of any adverse claim; (iii) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Agreement or any of the other Letter of Credit Documents or any other instrument or document furnished pursuant thereto, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Agreement or any of the other Letter of Credit Documents or any other instrument or document furnished pursuant thereto; and (iv) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or the performance or observance by the Borrower of any of its obligations under the Agreement or any of the other Letter of Credit Documents or any other instrument or document furnished pursuant thereto.

       3. The Assignee (i) confirms that it has received a copy of the Agreement, together with copies of the financial statementsreferred to in Sections 5.01(e) and delivered pursuant to Section 6.01 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (ii) agrees that it will, independently and without reliance upon the Agent, the Assignor, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Agreement; (iii) appoints and authorizes the Agent to take such actions on its behalf and to exercise such powers under the Letter of Credit Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Agreement are required to be performed by it as a Lender; and (v) specifies as its address for notices the office set forth beneath its name on the signature pages hereof.

       4. The effective date for this Assignment and Acceptance shall be _____________________________ (the "Effective Date"). Following the execution of this Assignment and Acceptance and the consent thereto by the Borrower, it will be delivered to the Agent for acceptance and recording by the Agent.

       5. Upon such acceptance and recording, as of the Effective Date, (i) the Assignee shall be a party to the Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Letter of Credit Documents and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Agreement and the other Letter of Credit Documents.

       6. Upon such acceptance and recording, from and after the Effective Date, the Agent shall make all payments under the Agreement in respect of the interest assigned hereby (including, without limitation, all payments of principal, interest, commitment fees and letter of credit fees with respect thereto) to the Assignee. The Assignor and Assignee shall make all appropriate adjustments in payments under the Agreement for periods prior to the Effective Date directly between themselves.

       7. This Assignment and Acceptance shall be governed by and construed in accordance with, the laws of the State of New York.

                       [NAME OF ASSIGNOR]

                       By:
                          Name:
                          Title:

                       Notice Address:
                                      ______________________________
                                            ______________________________

                       After the Effective Date:
                       Outstanding Participation in
                        Letters of Credit Outstanding:
$________________



                       [NAME OF ASSIGNEE]

                       By:
                          Name:
                          Title:

                       Notice Address/Lending Office
                                               ______________________________
                                               ______________________________
                                               ______________________________

                       Wire transfer Instructions:
                                               ______________________________
                                               ______________________________
                                               ______________________________

                       After the Effective Date:
                       Outstanding Participation in
                        Letters of Credit Outstanding:
$________________


                               Accepted this ____ day of _______, 19___

                                       NATIONSBANK OF TEXAS, NATIONAL
ASSOCIATION, as Agent

                                       By:
                                               Name:
                                               Title:

Consented to:

DATA GENERAL CORPORATION


By:
   Name:
   Title:

EXHIBIT C

Notice of Appointment (or Revocation) of Authorized
Representative

       Reference is hereby made to the Letter of Credit and Reimbursement Agreement dated as of __________, 1994 (as amended or supplemented and in effect from time to time, the "Agreement") among Data General Corporation (the "Borrower"), the Lenders (as defined in the Agreement), and NationsBank of Texas, National Association, as Agent for the Lenders ("Agent"). Capitalized terms used but not defined herein shall have the respective meanings therefor set forth in the Agreement.

       The Borrower hereby nominates, constitutes and appoints each individual named below as an Authorized Representative under the Letter of Credit Documents, and hereby represents and warrants that (i) set forth opposite each such individual's name is a true and correct statement of such individual's office (to which such individual has been duly elected or appointed), a genuine specimen signature of such individual and an address for the giving of notice, and (ii) each such individual has been duly authorized by the Borrower to act as Authorized Representative under the Letter of Credit Documents:

Name and Address                Office       Specimen Signature

_________________    _____________________   ____________________
_________________
_________________

_________________    _____________________   ____________________
_________________
_________________

_________________    _____________________   ____________________
_________________
_________________

_________________    _____________________   ____________________
_________________
_________________

Borrower hereby revokes (effective upon receipt hereof by the Agent) the prior appointment of ________________ as an Authorized Representative.

       This the ___ day of __________________, 19__.

                                                       DATA GENERAL CORPORATION

                                               By:
                                                       Name:
                                                       Title:


EXHIBIT D

Form of Opinion of Counsel to the Borrower


December __, 1994

NationsBank of Texas
National Association
901 Main Street
9th Floor, TX1-492-0901
Dallas, Texas 75202

Fleet Bank of Massachusetts,
National Association
75 State Street
Boston, MA 02109

The Bank of New York
One Wall Street
New York, New York 10286

Re:    Letter of Credit and Reimbursement Agreement

Ladies and Gentlemen:

       We have acted as counsel to Data General Corporation, a Delaware corporation ("Data General"), in connection with the execution and delivery of the Letter of Credit and Reimbursement Agreement, dated as of December __, 1994, among Data General, NationsBank of Texas, National Association ("NationsBank"), Fleet Bank of Massachusetts, National Association, The Bank of New York and NationsBank, as Agent (the "Letter of Credit Agreement"). This opinion is being rendered pursuant to Section 4.01(b) of the Letter of Credit Agreement. Each capitalized term used herein and not otherwise defined herein shall have the meaning specified for such term in the Letter of Credit Agreement.

       In connection with this opinion, we have examined a copy of the Letter of Credit Agreement and such certificates of corporate officers of Data General, and of public officials, as we have deemed relevant and appropriate as a basis for the opinions expressed herein, and we have made no effort to verify independently the facts set forth in such certificates. Further, in making the foregoing examinations, we have assumed the genuineness of all signatures, the legal capacity of each Person signatory to any of the aforesaid documents, the authenticity of all documents submitted to as originals and the conformity to authentic original documents of all documents submitted to us as copies.

       In rendering the opinions express herein, we have assumed that each of the documents examined by us has been duly authorized, executed and delivered by each of the parties thereto other thanData General, that each such party has the requisite power and authority to execute, deliver and perform such documents to which it is a party and that such documents constitute the legal, valid and binding obligations of each such party.

OPINIONS

       Based only upon the foregoing, and having due regard for such legal considerations as we have deemed relevant, we are of the opinion, subject in all respects to the assumptions, qualifications, exceptions and limitations set forth herein, that:

       1. Data General is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has the requisite corporate power and authority to own its property and to carry on its business as now being conducted and is duly qualified as a foreign corporation in Massachusetts and North Carolina.

       2. Data General has the requisite corporate power and authority to execute and deliver the Letter of Credit Agreement, to incur the obligations provided for therein and to perform its obligations thereunder, and the execution, delivery and performance of the Letter of Credit Agreement has been duly authorized by all necessary corporate action.

       3. The Letter of Credit Agreement has been validly executed and delivered by Data General and, under the laws of the State of New York, constitutes the legal, valid and binding obligation of Data General, enforceable against Data General in accordance with its terms.

       4. Neither the execution nor the delivery by Data General of the Letter of Credit Agreement nor the performance by Data General of its obligations thereunder will conflict with or violate, result in a breach of or constitute a default under, or result in the creation or imposition of any Lien (other than any Lien that may be created in favor of the Lenders) upon or with respect to any of the real or personal properties of Data General under, (a) any term or provision of the certificate of incorporation or by-laws of Data General, (b) any material order known to us, (c) any statutory law or regulation currently applicable to Data General, or (d) any contract or agreement filed as an exhibit to Data General's Annual Report on Form 10-K dated December 20, 1994.

       5. No consent, approval, order or authorization by any court or other governmental authority of the federal government of the United States or the State of New York (or any subdivision thereof) nor, solely to the extent required under the General Corporation Law of the State of Delaware, of the State of Delaware, is required in connection with the authorization, execution, delivery or performance of the Letter of Credit Agreement by Data General.

       6. To our knowledge, no action, suit, investigation or proceeding before or by any Governmental Authority or arbitral authority is pending or threatened against Data General which calls into question the validity or enforceability of the Letter of Credit Agreement or the titles to their respective offices or authority of any officer of Data General.

CERTAIN ASSUMPTIONS, QUALIFICATIONS
EXCEPTIONS AND LIMITATIONS

       A. In rendering the opinion expressed in paragraph 1 above regarding existence, good standing and qualification, we have relied on certificates of public officials and have conducted no further investigation.

       B. The foregoing opinions are subject to the fact that the enforceability of the Letter of Credit Agreement may be limited or affected by
(a) bankruptcy, insolvency, reorganization, moratorium, liquidation, rearrangement, fraudulent transfer, fraudulent conveyance and other similar laws (including court decisions) now or hereafter in effect and affecting the rights and remedies of creditors generally or providing for the relief of debtors, (b) the refusal of a particular court to grant equitable remedies, including, without limiting the generality of the foregoing, specific performance and injunctive relief, (c) general principles of equity (regardless of whether such remedies are sought in a proceeding in equity or at law), and (d) judicial discretion.

       C. In rendering the opinions expressed herein, we express no opinion as to the legality, validity, enforceability or binding effect of provisions in the Letter of Credit Agreement (i) relating to severability; (ii) relating to waiver or ratification of future acts or defenses; (iii) relating to any indemnification that might be limited by public policy or which might require indemnification for losses or expenses caused by negligence, gross negligence, willful misconduct, fraud or illegality of an indemnified party; or (iv) purporting to waive obligations or standards of good faith, diligence, reasonableness or care under applicable principles of common law and judicial decisions.

       D. In rendering the opinion expressed in paragraph 6 above, no opinion is therein expressed or intended to be expressed regarding the outcome or possible outcome of any action, suit, investigation or proceeding, and no such opinion shall be inferred therefrom.

       E. As used herein, the phrase "to our knowledge" or words of similar import means conscious awareness of facts or other information by lawyers in our firm who have devoted substantive attention to the transaction to which this opinion relates, which attention did not include examination of any Governmental Authority or arbitral authority with respect to any action, suit, investigation or proceeding applicable to Data General.

       F. The foregoing opinions are expressly limited to matters under and governed by the internal substantive laws of the State of New York (exclusive of principles of conflicts of laws), the federal laws of the United States as applied in the Second Circuit, and the General Corporation Law of the State of Delaware.

       G. The opinions expressed herein are for the sole benefit of, and may only be relied upon by, the addressees hereof in connection with the transactions contemplated by the Letter of Credit Agreement. This opinion may not be relied upon for any other purpose or furnished to or relied upon for any purpose by any other Person without our prior written consent.

       H. The opinions expressed herein are as of the date hereof and we make no undertaking to amend or supplement such opinions as facts and circumstances come to our attention or changes in the law occur which could affect such opinions.

                                                       Very truly yours,



                                               FULBRIGHT & JAWORSKI L.L.P.


EXHIBIT E

Compliance Certificate

To:    NationsBank of Texas, National Association,
       as Agent
       901 Main Street
       TX1-492-13-05
       Dallas, Texas 75283
       Telefacsimile:  (214) 508-2515
       Attention:      Gilda Digges


       Reference is hereby made to the Letter of Credit and Reimbursement Agreement dated as of _________________, 1994 (as amended or modified and in effect from time to time, the "Agreement") among Data General Corporation (the "Borrower"), the Lenders (as defined in the Credit Agreement) and NationsBank of Texas, National Association, as Agent for the Lenders ("Agent"). Capitalized terms used but not defined herein shall have the respective meanings therefor set forth in the Agreement. The undersigned, a duly authorized and acting Authorized Representative, hereby certifies to you as of __________ [insert Determination Date] as follows:

1.     Calculations:

       A.Compliance with Section 7.01. Consolidated
               Total Debt Ratio

               1.      Consolidated Total Debt:$__________

               2.      Consolidated Total Capitalization:

                       (i) Consolidated Shareholders'
                           Equity$__________
                   (ii) Consolidated Total Debt
                           (long term)$__________

                  (iii) sum of (i) and (iii)                       $

               3.      Ratio of A.1. to A.2.____ to 1.00

Required: Not greater than .45 to 1.00

       B.Compliance with Section 7.02. Consolidated Interest Coverage Ratio

1. Consolidated Operating Cash Flow

                       (i) Consolidated Net Income$__________
                   (ii) Consolidated Interest Expense$__________
                  (iii) Taxes on income$__________
                   (iv) Amortization depreciation and
                           other non-cash expense items$__________




               2.      Consolidated Interest Expense:$__________

                               3.  Ratio of B.1 to B.2____ to 1.00

Required:Not less than 3.50 to 1.00

                       C. Compliance with Section 7.03.
                               Consolidated Tangible Net Worth

                       1.      Consolidated Tangible Net Worth

                       (i) Consolidated Shareholders' Equity$__________

                   (ii) Net book value of intangible assets$__________

                  (iii) Sum of capitalized software research
                               and development costs, foreign
                               exchange cumulative translation
                               adjustments, recognized pension
                               liabilities and deferred service
                               contract revenues accounted for
                               as a    liability and deferred gain
       on sale of Manhattan Beach property $__________

(iv) (i) minus (ii) plus (iii)$

               2.Consolidated Net Income for the period commencing on the Closing Date and ending on the most recent Determination Date and without any decrease as a result of any net loss during a Fiscal Quarter during such period$__________

               3. C.2. x .50$__________

               4. C.3. + $340,000,000$__________

               Required:       C.1 must be equal to or greater than C.4

       D.      Compliance with Section 7.04.
               Consolidated Cash and Eligible Securities

               1.      Consolidated Cash and Eligible
                       Securities $__________

               2.      Letter of Credit Outstandings$__________

               3.      Outstanding Senior Indebtedness$__________

               4.      D.2. + D.3. + $50,000,000$__________

               Required:       D.1. must be greater than D.4.


line spacing return; L/R margins back to 1"2.  No Default

       A.      Since __________ (the date of the last similar certification),
(a) Borrower has not defaulted in the keeping, observance, performance or fulfillment of any covenant or condition of the Letter of Credit Documents; and
(b) no Default or Event of Default has occurred.

       B. If a Default or Event of Default has occurred since __________ (the date of the last similar certification), the Borrower proposes to take the following action with respect to such Default or Event of
Default:

                                                          .
(Note, if no Default or Event of Default has occurred, insert "Not Applicable").

       The Determination Date is the date of the last required financial statements submitted to the Lenders in accordance with Section 6.01 of the Agreement.

       The undersigned Authorized Representative hereby certifies that the information set forth above is true, correct and complete as of the date hereof.

       IN WITNESS WHEREOF, I have executed this Certificate this _____ day of __________, 19___.


___________________________________
       Authorized Representative for   Data General Corporation


Schedule 1

Outstanding Letters of Credit


EXPIRATION
NAME                                      AMOUNT         DATE
REASON

Hartford Fire Insurance                $  150,000      03/29/95 General Liab.

Lumbermans Mutual Casualty Co.            264,000      04/30/95 Liabil.

American Motorists Insurance               66,000      04/30/95 Auto for claims

Scotia Bank Issued L/C                  4,611,600      08/17/95 UK over-draft
  facility

National Westminster Bank AG              760,000      09/08/95 Customs Excise
  & Rent

National Union Fire Insurance           5,000,000      09/15/95 Surety bond

                                      ___________
                                      $10,851,600


Schedule 5.01(d)

Subsidiaries

       The following are the company's subsidiaries as of the close of the fiscal year ended September 24, 1994. All beneficial interests are wholly-owned, directly or indirectly, by the company, with the exception of Data General Technology (1990) Limited which is 45% owned. All subsidiaries are included in the company's consolidated financial statements.


                                                                        State or
                                                                    Jurisdiction

Name of
Organization

Asia Data General Corporation  Delaware
China Data General Corporation Delaware
Clariion Storage Systems, Inc. Delaware
DG Argentina S.A.      Argentina
DG Foreign Sales Corp., Inc.   Virgin Islands
DG Venezuela C.A.      Venezuela
Data General A.G.      Switzerland
Data General A/S       Norway
Data General A/S       Denmark
Data General Africa SARL       France
Data General Australia Pty., Ltd.      Australia
Data General Bahamas, Ltd.     Bahamas
Data General Chile S.A.        Chile
Data General (Canada) Inc.     Canada
Data General Computers Sdn, Bhd.       Malaysia
Data General Gesellschaft mbH  Austria
Data General AB        Sweden
Data General Costa Rica, S.A.  Costa Rica
Data General de Mexico, S.A. de C.V.   Mexico
Data General del Peru, S.A.    Peru
Data General Europe, Inc.      Delaware
Data General France SARL       France
Data General GmbH      Germany
Data General Graphics, Inc.    Delaware
Data General Nederland BV      Netherlands
Data General Hong Kong, Ltd.   Hong Kong
Data General Hong Kong Sales and Service, Ltd.  Hong Kong
Data General Hungary   Hungary
Data General International, Inc.       Delaware
Data General International Manufacturing Pte.,  Singapore
 Ltd.
Data General International Sales Corporation   Delaware
Data General Investment Corporation    Delaware
Data General Ireland, Ltd.     Ireland
Data Genreal Israel, Ltd.      Israel
Data General Japan YK  Japan
Data General Korea Ltd.        Korea
Data General Ltda.     Brazil
Data General Latin America, Inc.       Delaware
Data General Limited   United Kingdom
Data General New Zealand, Limited      New Zealand
Data General OY        Finland
Data General Philippines, Inc. Philippines
Data General (Portugal) Sociedade de
 Computadores Lda.     Portugal
Data General Puerto Rico, Inc. Delaware
Data General S.A.      Belgium
Data General S.A.      Spain
Data General S.p.A.    Italy
Data General Singapore Pte., Ltd.      Singapore
Data General Technology (1990) Limited Israel
Data General Telecommunications, Inc.  Delaware
Data General System (Thailand) Limited Thailand
Datagen, Inc.  Delaware
Datagen Investment Trust       Delaware
Digital Computer Controls, Inc.        Delaware
General Risk Insurance Company Ltd.    Bermuda

Schedule 5.01(f)

Liens

1.     Research Triangle Park, NC             $100,000

2.     Apex, NC                               $700,000


Schedule 5.01(p)

Hazardous Materials

       Site                                                    Status

Sunnyvale, CA          Regional Water Quality Control Board issued order to
remediate contaminated groundwater under the property in 1988 (Order No. 88-081). Airstripper has been built, continues remediation and monitoring of the groundwater.